Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
Among
TAKARA BIO USA HOLDINGS, INC.,
WALRUS ACQUISITION CORPORATION,
WAFERGEN BIO-SYSTEMS, INC.
and
Solely for the purposes of Section 9.1, TAKARA BIO USA, INC.
Dated as of May 12, 2016

Page

1.	Definitions		2
	1.1	Definitions	2
2.	The Merger		14
	2.1	The Merger	14
	2.2	Effective Time; Closing	14
	2.3	Effect of the Merger	14
	2.4	Articles of Incorporation; By‑laws	14
	2.5	Directors and Officers	15
	2.6	Conversion of Capital Stock	15
	2.7	Company Warrants	16
	2.8	Employee Stock Options; Company RSUs	17
	2.9	Surrender of Company Common Stock; Stock Transfer Books	18
	2.10	Withholding Rights	20
	2.11	Determination of Aggregate Consideration and Per Share Aggregate Consideration	20
	2.12	Closing Capitalization Spreadsheet	24
	2.13	Certain Closing Related Costs Spreadsheet	24
	2.14	Transaction Fees Spreadsheet	25
	2.15	Bonuses Spreadsheet	25
	2.16	Payment of Transaction Fees	25
	2.17	Additional Actions	25
3.	Representations and Warranties of the Company		26
	3.1	Organization and Qualification; Company Subsidiaries	26
	3.2	Articles of Incorporation and By-laws	27
	3.3	Capitalization	27
	3.4	Authority Relative to this Agreement	29
	3.5	No Conflict; Required Filings and Consents	30
	3.6	Permits; Compliance	31
	3.7	SEC Filings; Financial Statements	32
	3.8	Absence of Certain Changes or Events	35
	3.9	Absence of Litigation	35

-i-

Page

	3.10	Employee Benefit Plans	36
	3.11	Labor and Employment Matters	38
	3.12	Proxy Statement	40
	3.13	Property and Leases	40
	3.14	Intellectual Property	41
	3.15	Taxes	48
	3.16	Environmental Matters	52
	3.17	Material Contracts	52
	3.18	NASDAQ	55
	3.19	Insurance	55
	3.20	Brokers; Contingent Payment Obligations	56
	3.21	Takeover Statutes	56
	3.22	Suppliers, Customers, Resellers and Distributors	56
	3.23	Restrictions on Business Activities	56
	3.24	Certain Business Practices	57
	3.25	Affiliate Transactions	57
	3.26	Opinion of Financial Advisor	58
	3.27	Data Protection	58
	3.28	Information Technology	58
	3.29	Minute Books	59
	3.30	No Other Representations or Warranties	59
4.	Representations and Warranties of Parent and Merger Sub		59
	4.1	Corporate Organization	59
	4.2	Authority Relative to this Agreement	59
	4.3	No Conflict; Required Filings and Consents	60
	4.4	Financing	60
	4.5	Proxy Statement	61
	4.6	Absence of Litigation	61
	4.7	Merger Sub	61
	4.8	Vote Required	61

-ii-

Page

	4.9	No Other Representations or Warranties	61
5.	Conduct of Business Pending the Merger		62
	5.1	Conduct of the Business Pending the Merger	62
	5.2	Regulatory	65
	5.3	Maintenance of Nasdaq Listing	65
	5.4	Company Charter Amendment	65
	5.5	Debt Issuances	65
	5.6	Share Issuances	66
6.	Additional Agreements		66
	6.1	Stockholders’ Meeting	66
	6.2	Access to Information; Confidentiality	68
	6.3	No Solicitation of Transactions	70
	6.4	Employee Benefits Matters	73
	6.5	Directors’ and Officers’ Indemnification and Insurance	74
	6.6	Takeover Laws and Rights	76
	6.7	Notification of Certain Matters	76
	6.8	Litigation	77
	6.9	Consents and Approvals	77
	6.10	Rule 16b‑3	78
	6.11	Delisting	78
	6.12	Further Assurances	78
	6.13	Public Announcements	78
	6.14	Transfer Taxes	78
	6.15	Director Resignations	78
	6.16	Personally Identifiable Information	79
7.	Conditions To The Merger		79
	7.1	Conditions to the Merger	79
	7.2	Additional Conditions to the Obligations of Parent and Merger Sub	79
	7.3	Additional Conditions to the Obligations of the Company	81
8.	Termination		82

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Page

	8.1	Termination	82
	8.2	Effect of Termination	83
	8.3	Fees	83
9.	Guarantee		84
	9.1	Payment Guarantee by TBUSA	84
	9.2	Representation	84
10.	General Provisions		84
	10.1	No Survival of Representations and Warranties	85
	10.2	Notices	85
	10.3	Severability	86
	10.4	Entire Agreement; Assignment	86
	10.5	Parties in Interest	86
	10.6	Specific Performance	86
	10.7	Governing Law	86
	10.8	Waiver of Jury Trial	88
	10.9	General Interpretation	88
	10.10	Amendment	89
	10.11	Waiver	89
	10.12	Counterparts	89

-iv-

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2016 (this “Agreement”), among Takara Bio USA Holdings, Inc., a Delaware corporation (“Parent”), Walrus Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), WaferGen Bio-systems, Inc., a Nevada corporation (the “Company”), and, solely for purposes of Section 9.1, Takara Bio USA, Inc. (“TBUSA”).
RECITALS
WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement, with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), and (iii) recommended that the Company’s stockholders adopt this Agreement;
WHEREAS, the board of directors of Merger Sub has approved this Agreement and the Transactions, recommended that Parent approve the same and submitted the same to Parent for approval;
WHEREAS, the board of directors of Parent has approved and declared advisable this Agreement and the Transactions;
WHEREAS, concurrent with the execution of this Agreement, Parent and the Company have executed that certain Deposit Agreement (the “Deposit Agreement”) whereby Parent has agreed, subject to the terms and conditions thereof, to deliver to the Company after the Company receives the Required Company Vote (as defined herein): (i) promptly thereafter, an amount of two million five hundred thousand dollars ($2,500,000), and (ii) after January 1, 2017 and on or before January 15, 2017, an additional amount of two million five hundred thousand dollars ($2,500,000) (all such amounts, collectively, the “Deposit Amount”), which amounts shall, to the extent not returned by the Company to Parent prior to the Closing, be an adjustment to the Aggregate Consideration as provided herein or shall, in certain circumstances, upon termination of this Agreement, be repaid by the Company to Parent; and
WHEREAS, TBUSA wishes to guarantee the payment obligations of Parent and Merger Sub under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1.	DEFINITIONS
1.1    Definitions. For purposes of this Agreement:
“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase, or any license or lease, of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute fifteen percent (15%) or more of the revenues, net income or assets of the Company or any Company Subsidiary or (B) beneficial ownership of fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, (ii) any direct or indirect purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person being the beneficial owner of fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, exchange or similar transaction involving the Company or any Company Subsidiary, other than the Transactions, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger. An Acquisition Proposal includes a Superior Proposal.
“Action” means any and all litigation, suits, Claims, actions, hearings, proceedings, arbitrations, mediations, inquiries and investigations.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“beneficial owner” means a person who shall be deemed to be the beneficial owner of any Company Common Stock or other shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b‑2 promulgated under the Exchange Act) beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions), pursuant to any Contract, arrangement or understanding or upon the exercise of conversion rights (including convertible debt), exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any Contract, arrangement or understanding, or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any Contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such Company Common Stock or other shares.
“Book-Entry Shares” mean non-certificated shares of Company Common Stock and Company Preferred Stock represented by book-entry on the records of the Company or the Company’s transfer agent.

“business day” has the meaning set forth in Rule 14d‑1(g)(3) of the Exchange Act.
“Certain Closing Related Costs” means the sum of (i) any and all amounts paid, payable or potentially payable and the value of all benefits granted or that could be granted (including in any case upon any subsequent termination of employment by or engagement with the Company or any Company Subsidiary) pursuant to any severance, retirement allowance, change of control, termination, pension, retention, bonus or other Contract or program (including any Plan) upon or otherwise in connection with signing of this Agreement or consummation of any of the Transactions, including any amounts required to be paid in connection with any taxes on any such amounts, and (ii) the aggregate amounts of salary and other compensation and benefits payable or otherwise due for any period after Closing to any employee, consultant or other service provider pursuant to any employment or retention or engagement Contract with a term that extends beyond the Closing or that otherwise cannot be terminated at the Closing without notice or payment of severance or any other termination benefits or other any amounts, costs or liabilities; provided, that in no event shall “Certain Closing Related Costs” include (1) bonus amounts payable as set forth in the column titled “Bonuses” in Section 3.11(b) of the Disclosure Schedule, (2) the value associated with the vesting of Company Options or Company RSUs, (3) except as contemplated by the proviso contained in Section 2.11(b)(iv), paid time off (PTO) or COBRA arrangements or (4) any Transaction Fees.
“Certificates” mean certificates evidencing the Company Common Stock and the Company Preferred Stock.
“Claim” means any and all allegations, claims, demands and causes of action.
“Company Charter Reverse Split Amendment” means an amendment to the Company’s amended and restated articles of incorporation that effects a reverse stock split of the Company Common Stock within the range of 2:1 to 10:1, in the form set forth as an attachment to the Company’s definitive proxy statement filed with the Securities & Exchange Commission on April 12, 2016 and distributed to the Company’s stockholders prior to the date hereof.
“Company Common Stock” means those shares of the Company’s common stock, par value $0.001 per share.
“Company Equity Compensation Plans” means each equity compensation plan of the Company, as amended, under which equity compensation awards with respect to Company Shares are outstanding as of the date hereof, including the Company Stock Option Plan.
“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are (i) owned by (solely or jointly) or licensed to Company or any Company Subsidiary (or that the Company or any Company Subsidiary claims or purports to own or have a license with respect thereto), or (ii) used in (or held for use in) the Company’s or any Company Subsidiary’s business or the Company Products or practiced by the Company or any Company Subsidiary.

“Company Preferred Stock” means those shares of the Company’s Series 2 Convertible Preferred Stock, par value $0.001 per share.
“Company Restricted Stock” means shares of Company Common Stock that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other Contract with the Company.
“Company RSUs” means the restricted stock units of the Company.
“Company Shares” means, collectively, Company Common Stock and Company Preferred Stock.
“Company Stock Option Plan” means the 2008 Stock Incentive Plan, as amended.
“Company Stock Options” means any option to purchase shares of Company Common Stock granted under a Company Equity Compensation Plan.
“Company Warrants” means warrants to purchase shares of Company Common Stock.
“Consent” means any approval, license, consent, ratification, permission, waiver or authorization.
“Continuing Employees” means all employees of the Company or any Company Subsidiary who are employed by the Company or any Company Subsidiary as of the Effective Time.
“Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, loan instrument, mortgage, lease, purchase or sales order, guarantee and any similar undertaking, commitment, pledge or understanding or arrangement, in each case, whether written, oral, express or implied.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Copyleft Open Source” means Software or similar subject matter that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), and (iv) purports to require a licensee to make one’s modifications, derivatives and/or enhancements of such licensed Software or similar subject matter available to distributees or others in designated circumstances under the terms of such

Copyleft Open Source license. Copyleft Open Source includes Software distributed under such licenses as the GNU General Public License and GNU Lesser General Public License.
“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).
“Data Room” means that certain Intralinks, Inc. “virtual data room” made available by the Company to Parent.
“Dissenting Shares” means shares of Company Preferred Stock owned by a Dissenting Stockholder as to which the Dissenting Stockholder has duly asserted appraisal rights pursuant to NRS 92A.300 through 92A.500.
“Dissenting Stockholders” means a holder of Company Preferred Stock who duly asserts and perfects the right to require appraisal of and payment for such holder’s shares pursuant to NRS 92A.300 through 92A.500.
“Environmental Laws” means any Law relating to pollution, the protection, restoration or remediation of or prevention of harm to the indoor or outdoor environment or natural resources, or the protection of human health and safety, including any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials or equipment containing Hazardous Substances; but excluding any Law related specifically to employee or occupational health and safety.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Company Subsidiary and that, together with the Company or any Company Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“FDA” means the United States Food and Drug Administration.
“Food and Drug Regulations” mean the Food, Drug and Cosmetic Act and any and all other Laws pending, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of the FDA or pursuant to the Food, Drug and Cosmetic Act, and any and all similar Laws of or put into effect by or under the authority of any other Governmental Authority or jurisdiction, foreign or domestic.
“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind with (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Government Contract Bids” means all quotations, bids and proposals for awards of new Government Contracts made by the Company or any Company Subsidiary for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company or a Company Subsidiary may yet be made.
“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) organization, entity, body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators, alternative dispute resolution organizations and stock exchanges).
“Hazardous Substances” means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, asbestos and radon, and (iv) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive by any Governmental Authority pursuant to any Environmental Law.
“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured (including all obligations in respect of principal, accrued interest, penalties, fees and premiums), (ii) all obligations evidenced by notes, bonds, debentures or similar securities or Contracts (including all obligations in respect of principal, accrued interest, penalties, fees and premiums), (iii) all obligations in respect of any conditional sale or other title retention agreement with respect to property acquired or the deferred purchase price of goods or services and all obligations in respect of capitalized leases, (iv) obligations evidenced by letters of credit, bankers’ acceptances or similar facilities, (v) all obligations for Contracts relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements or (vi) any guarantee or any such Indebtedness of any other Person.
“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials, (iii) customer, vendor and distributor lists, contact and registration information and correspondence, (iv) specifications, designs, models, devices, prototypes, schematics and development tools, (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter (“Works of Authorship”), (vi) databases and other compilations and collections of data or information (“Databases”), (vii)  trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”), (viii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”), (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”), and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.
“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) Patents, (ii) Copyrights, (iii) other rights with respect to Software, including registrations thereof and applications therefor, (iv) industrial design rights and registrations thereof and applications therefor, (v) rights with respect to Trademarks, and all registrations thereof and applications therefor, (vi) rights with respect to Domain Names, including registrations thereof and applications therefor, (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person, (viii) rights with respect to Databases, including registrations thereof and applications therefor, (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (x) any rights equivalent or similar to any of the foregoing.
“Knowledge of the Company” means the actual knowledge of each member of the Company’s management team and each of the individuals set forth in Section 1.1 of the Disclosure Schedule, in each case assuming reasonable inquiry by such person of the direct reports of such individuals who would reasonably be expected to have knowledge of the applicable matter and such knowledge as such person should reasonably be expected to have in the conduct of his or her duties.
“Lien” means any liens, mortgages, encumbrances, pledges, security interests, options, rights of first refusal, or other charges or adverse Claims of any kind.
“Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on, (x) the business, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the Company’s ability to timely consummate the Merger and the other Transactions in accordance with the terms of this Agreement or to perform any of its obligations under this

Agreement; provided, that with respect to clause (x) above, Material Adverse Effect shall not include any events, conditions, circumstances, developments, state of facts, changes and effects to the extent arising or resulting from (i) changes after the date hereof in the industry in which the Company operates; (ii) changes after the date hereof in the general economic conditions within the U.S. or any other country in the world; (iii) conditions (or changes after the date hereof in conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world; (iv) political conditions (or changes after the date hereof in such conditions) in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (v) acts of God, natural disasters, or other calamities occurring after the date hereof; (vi) the announcement or pendency (but not the execution or performance) of this Agreement, including, to the extent arising out of or resulting therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) Contracts with actual or potential customers, suppliers, distributors, resellers, licensors or other business partners, or any other negative development (or potential negative development) in the relationship of the Company or any Company Subsidiaries with any of their respective customers, suppliers, distributors, resellers, licensors or other business partners, (B) the voluntary loss or departure of any officers or other employees of the Company or any Company Subsidiaries, or (C) any decline or other degradation in the Company’s or any Company Subsidiary’s customer bookings; (vii) the taking, or the failure to take, of any action the taking, or failing to take, of which Parent has approved or consented in writing or otherwise requested in writing; (viii) changes after the date hereof in Law or changes after the date hereof in GAAP or other accounting standards (or the interpretation thereof), (ix) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition), (x) any failure by the Company to meet any analysts’ estimates or projections of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition), and (xi) any Actions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) against the Company or any of its directors or officers arising out of this Agreement, the Merger or any other Transactions; provided in the case of each of clauses (i), (ii) (iii), (iv), (v) and (viii) that the Company and the Company Subsidiaries are not disproportionately affected thereby relative to other companies of comparable size in the same industries and geographies in which the Company or any Company Subsidiary operates.
“NRS” or “Nevada Revised Statutes” means the Nevada Revised Statutes.
“Open Source” means Software or similar subject matter that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and

(iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof). Open Source Software includes Software distributed under such licenses as the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, Common Public License and other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative.
“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) the Company or any Company Subsidiary (or that the Company or any Company Subsidiary claims or purports to own).
“Patents” means any and all U.S. and foreign patent rights, including, without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Permitted Liens” means (a) liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings; (b) statutory or common law liens securing obligations to landlords, lessors or renters under leases or rental agreements arising or incurred in the ordinary course of business; (c) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens, arising or incurred in the ordinary course of business; (e) leases or subleases and licenses or sublicenses granted to others in the ordinary course of business; (f) any right, title or interest of a licensor under a license; (g) liens granted pursuant to equipment financing arrangements entered into in the ordinary course of business; and (h) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
“Registered Company Intellectual Property” means (i) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register

Copyrights, and Domain Names that are included within the Owned Company Intellectual Property, and (ii) any other applications, registrations, recordings and filings included within the Owned Company Intellectual Property.
“Representative” of a party means each person that is or becomes (a) a subsidiary or other affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s subsidiaries or other affiliates.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Software” means all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.
“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Tax” or “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental (including taxes under Section 59A of the Code), transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, any penalties or additions to tax with respect thereto, whether disputed or not, including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority, (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation Contract or any other express or implied agreement to indemnify any other person.
“Tax Returns” means all returns and reports, elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, required to be supplied to a Governmental Authority (or any agent thereof) relating to Taxes.

“Third Party” means any person other than the Parent and its subsidiaries (including Merger Sub) and the respective Representatives of Parent and its subsidiaries.
“Top Customer” means a top ten (10) customer of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended March 31, 2016, as set forth in Section 3.22 of the Disclosure Schedule.
“Top Distributor” means a top ten (10) distributor of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended March 31, 2016, as set forth in Section 3.22 of the Disclosure Schedule.
“Top Reseller” means a top ten (10) reseller of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended March 31, 2016, as set forth in Section 3.22 of the Disclosure Schedule.
“Top Supplier” means a top ten (10) supplier of products or services to the Company or any Company Subsidiary based on expenditures during the twelve (12) months ended March 31, 2016, as set forth in Section 3.22 of the Disclosure Schedule.
“Transaction Fees” all fees, commissions, change-in-control payments, and other similar amounts and including any gross-up or other additional payments required to be made on account of any payments required to be made to any such persons, payable by the Company or any Company Subsidiary in connection with the signing, performance or closing of this Agreement or any of the Transactions at any time (before, at or after the Closing) to (1) any broker, finder, financial advisor or investment banker (or person serving a similar role), including the Company Financial Advisor, or (2) Ivan Trifunovich (and in the case of Ivan Trifunovich including any “Contingent Payment” and any amounts payable as a long-term incentive plan bonus pursuant to his employment agreement).
“U.S.” means United States of America.
“User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or, if applicable, any Company Website.
The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	6.3(e)
Aggregate Consideration	2.11(b)
Aggregate Residual Consideration Amount	2.11(a)(i)
Agreement	Preamble
Bonuses Spreadsheet	2.15
Blue Sky Laws	3.5(b)

Defined Term	Location of Definition
Certain Closing Related Costs Spreadsheet	2.13
Certificate of Merger	2.2
Change in Recommendation	6.3(e)
Closing	2.2
Closing Capitalization Spreadsheet	2.12
Closing Date	2.2
Code	2.10
Company	Preamble
Company 2016 Audit	2.11(d)(i)(A)
Company 2016 Revenues	2.11(c)
Company Board	Recitals
Company Board Recommendation	3.4(b)
Company Financial Advisor	3.26
Company Intellectual Property Agreements	3.14(l)
Company Leased Real Property	3.13(c)
Company Material Contracts	3.17(a)
Company Products	3.14(p)
Company Required Approvals	3.5(b)
Company Securities	3.3(c)
Company Subsidiary	3.1(b)
Confidentiality Agreement	6.2(c)
Contaminants	3.14(q)
D&O Insurance	6.5(c)
Databases	1.1
December 2015 Balance Sheet	3.7(c)
Deposit Agreement	Recitals
Deposit Amount	Recitals
Designated Superior Proposal	6.3(e)(A)
Disclosure Schedule	Article 3
Domain Names	1.1
DTC	2.9(c)
Effective Time	2.2
Employee IP Agreement	3.14(g)
Employee Retained IP	3.14(g)
Environmental Permits	3.16
ERISA	3.10(a)(i)
Fully Diluted Share Amount	2.11(a)(ii)
GAAP	3.7(b)
Grant Date	3.3(e)
Indemnification Agreements	6.5(b)
Indemnified Person	6.5(a)

Defined Term	Location of Definition
In the Money	2.11(a)(iii)
Intervening Event	6.3(d)(ii)
IRS	3.10(a)
ITAR	3.6(d)
Law	3.5(a)
Merger	Recitals
Merger Sub	Preamble
MTDC	3.3(f)
MTDC Notes	3.3(f)
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Nasdaq	3.18
Notice of Designated Superior Proposal	6.3(e)(A)
Outside Date	8.1(b)(i)
Parent	Preamble
Paying Agent	2.9(a)
Permits	3.6(a)
Per Share Aggregate Consideration	2.11(a)(iv)
PFIC	3.15(i)
Plans	3.10(a)(iv)
Proxy Statement	3.12
Required Company Vote	3.4(a)
Revenue Multiple Amount	2.11(e)
SEC Reports	3.7(a)
Section 409A	2.8(b)
Securities Act	3.7(a)
SOX	3.7(a)
Stockholders’ Meeting	6.1(c)
Superior Proposal	6.3(d)
Surviving Corporation	Recitals
Systems	3.14(r)
Takeover Law	6.6
TBUSA	Recitals
Termination Fee	8.3(a)(iii)
Trademarks	1.1
Trade Secrets	1.1
Transaction Fees Spreadsheet	2.14
Transactions	Recitals
Unpaid Debt Issuance Costs	5.5
Unpaid Share Issuance Costs	5.6
USRPHC	3.15(h)

Defined Term	Location of Definition
Vested Company Stock Options	2.11(a)(v)
Works of Authorship	1.1

2.	THE MERGER
2.1    The Merger. Upon the terms and subject to the conditions set forth in Article 0 and in accordance with the Nevada Revised Statutes, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.
2.2    Effective Time; Closing. The closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than three (3) business days, following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, or at such other date or such other place as the parties shall agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Certificate of Merger”) with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of the Nevada Revised Statutes (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).
2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Nevada Revised Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.4    Articles of Incorporation; By‑laws.
(a)    At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law and such Articles of Incorporation; provided, that the name of the corporation in Article 1 of the Articles of Incorporation of the Surviving Corporation shall read as follows: “WaferGen bio-Systems, Inc.”
(b)    Unless otherwise determined by Parent prior to the Effective Time, the By-laws of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the By-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.
2.5    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
2.6    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other person or the holders of the Certificates or the Book-Entry Shares:
(a)    Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than, subject to the terms and conditions of Section 2.6(e), any Dissenting Shares, shall be canceled and converted automatically into the right to receive an amount in cash, without interest, equal to the applicable Per Share Aggregate Consideration, payable to the holder of such share of Company Preferred Stock in the manner provided in Section 2.9.
(b)    Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Company Common Stock to be canceled pursuant to Section 2.6(c), shall be canceled and converted automatically into the right to receive an amount in cash, without interest, equal to the applicable Per Share Aggregate Consideration, payable to the holder of such share of Company Common Stock in the manner provided in Section 2.9.
(c)    Treasury and Other Shares. Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired, without (to the extent applicable) any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.
(d)    Merger Sub Shares. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
(e)    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the applicable Per Share Aggregate Consideration but shall become the right to receive such consideration as may be determined to be due the applicable Dissenting Stockholder pursuant to NRS 92A.300 through 92A.500 and the amounts otherwise payable to the Dissenting Stockholder pursuant to

Section 2.6(a) or (b), as applicable, and Section 2.9 instead shall be retained by Parent; provided, that each share of Company Preferred Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, withdraws such Dissenting Stockholder’s demand or fails to perfect or otherwise loses his right of appraisal, pursuant to NRS 92A.300 through 92A.500, shall be deemed to be converted as of the Effective Time into the right to receive the applicable Per Share Aggregate Consideration for each such share of Company Preferred Stock, without interest, payable in accordance with the provisions of Section 2.9. The Company shall give Parent prompt notice of any assertion or demand received by the Company for appraisal of any Company Shares. The Company shall keep Parent informed on a prompt basis of all discussions, negotiations and proceedings with respect to such assertions and demands, and Parent shall have the right to participate in all such discussions, negotiations and proceedings. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
2.7    Company Warrants.
(a)    At the Effective Time, the holder of each Company Warrant that is issued, unexpired and unexercised immediately prior to the Effective Time set forth on Section 2.7(a) of the Disclosure Schedule (each such listed Company Warrant, a “BSV Warrant”) shall, pursuant to the terms thereof and by virtue of the Merger and without any action on the part of the holder thereof, be entitled to receive, upon exercise of such BSV Warrant and in accordance with the terms of such BSV Warrant as existing at the date hereof, and in lieu of any other amount or consideration to which such holder might otherwise have been entitled to receive pursuant to such BSV Warrant, either (I) an amount of cash equal to the product of (x) the aggregate number of Company Shares for which such BSV Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Aggregate Common Consideration over the per share exercise price under such Continuing Warrant, or (II) at the holder’s option, exercisable at any time concurrently with, or within thirty (30) days following, the Effective Time, an amount in cash equal to the “Black Scholes Value” (as defined in the warrant agreement relating to such BSV Warrant and calculated pursuant to the terms thereof) of such BSV Warrant.
(b)    At the Effective Time, the holder of each Company Warrant other than a BSV Warrant (each a “Continuing Warrant”) that is issued, unexpired and unexercised immediately prior to the Effective Time, shall, pursuant to the terms thereof and by virtue of the Merger and without any action on the part of any holder thereof, be entitled to receive, upon exercise of such Company Warrant and in accordance with the terms of such Company Warrant as existing at the date hereof, and in lieu of any other amount or consideration to which such holder might otherwise have been entitled to receive pursuant to such Company Warrant, an amount of cash equal to the product of (x) the aggregate number of Company Shares for which such Continuing Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Aggregate Common Consideration over the per share exercise price under such Continuing Warrant.
(c)    At the Effective Time, by virtue of the Merger and without any action by the Company, the holder of any Company Warrant or any other person, all Company Warrants shall be terminated and of no effect for no consideration other than as described in subsections (a) and (b) above. From and after the Effective Time, (i) the holders of Company Warrants shall have no rights as against the Surviving Corporation or any of its affiliates or Representatives, and the Surviving Corporation and its affiliates and Representatives shall have no obligations to the holders of any Company Warrants, other than the rights to receive, or the obligations to make, the payments described in subsections (a) and (b) above, and (ii) Parent shall cause the Surviving Corporation to make the payments with respect to the BSV Warrants and the Continuing Warrants described in such subsections. Prior to the Closing, the Company shall take all such actions as may be necessary to provide for the treatment of the BSV Warrants and the Continuing Warrants as provided herein, including by providing any notices and taking any other actions required pursuant to the terms of the BSV Warrants and the Continuing Warrants. After the Effective Time, the holders of the BSV Warrants and the Continuing Warrants shall be paid the amounts provided in subsections (a) and (b) above pursuant to the procedures described in the BSV Warrants and the Continuing Warrants, respectively. Under no circumstances will any interest be payable with respect to the amounts payable in respect of any BSV Warrants or Continuing Warrants.
2.8    Employee Stock Options; Company RSUs.
(a)    Company Stock Options. Parent shall not assume or otherwise replace any Company Stock Options in connection with the Transactions. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each Company Stock Option outstanding immediately prior to the Effective Time that is held by a Continuing Employee shall be fully vested and canceled at the Effective Time. Each Vested Company Stock Option that is In the Money shall be converted automatically into the right to receive, after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Per Share Aggregate Common Consideration over the applicable exercise price of such Company Stock Option by (y) the number of shares of Company Common Stock subject to such Company Stock Option, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. Each Company Stock Option that is not a Vested Company Stock Option shall be cancelled and extinguished at the Effective Time for no consideration and each holder thereof shall cease to have any rights with respect thereto. Notwithstanding anything in this Agreement to the contrary, any Company Stock Option with an applicable per share exercise price that exceeds the Per Share Aggregate Consideration shall be cancelled and terminated, by virtue of the Merger, as of immediately prior to the Effective Time, and no consideration shall be paid therefor.
(b)    Company RSUs. Parent shall not assume or otherwise replace any Company RSUs in connection with the Transactions. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of RSUs, each outstanding Company RSU held by a Continuing Employee shall be fully vested, and each holder thereof shall cease to have any rights with respect thereto, other than the right to receive, after the Effective Time, in cash, without interest, payment in cash equal to (x) the Per Share Aggregate Common Consideration multiplied by (y) the number of shares of Company Common Stock subject to such Company RSU (or settleable portion thereof) immediately prior to the Effective Time. If the immediate payment of the above amounts would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. Each Company RSU that is not held by a Continuing Employee and is outstanding immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any consideration and each holder thereof shall cease to have any rights with respect thereto.
(c)    Notice. Prior to the Effective Time, the Company shall provide notice (to the extent required in the applicable Company Equity Compensation Plan) to each holder of an outstanding award granted pursuant to a Company Equity Compensation Plan describing the treatment of such award in accordance with this Section 2.8 and shall take all other actions required to cause the Company Stock Options and the Company RSUs to be treated as provided in the foregoing subsections (a) and (b).
2.9    Surrender of Company Common Stock; Stock Transfer Books.
(a)    Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of funds to which holders of Company Shares shall become entitled pursuant to Sections 2.6(a) and 2.6(b). From time to time after the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Sections 2.6(a) and 2.6(b). The Paying Agent shall make payment of the funds to holders of Company Shares in accordance with this Section 2.9. Such funds shall be invested by the Paying Agent as directed by Parent or (after the Effective Time) the Surviving Corporation, and any and all interest earned on the funds shall be paid by the Paying Agent to Parent or (after the Effective Time) the Surviving Corporation. The Surviving Corporation shall bear and pay all charges and expenses, including those of Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.
(b)    Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Per Share Aggregate Consideration pursuant to Sections 2.6(a) and 2.6(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or transfer of Book-Entry Shares, as the case may be, to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares, as the case may be, pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate or transfer of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of the Company Shares shall be entitled to receive in exchange therefor the Per Share Aggregate Consideration for each Company Share formerly evidenced by such Certificate or Book-Entry Shares, and such Certificate or Book-Entry Shares so transferred shall then be canceled. No interest shall accrue or be paid on the Per Share Aggregate Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate or the holder of any Book-Entry Shares. The Per Share Aggregate Consideration paid upon the surrender for exchange of Certificates or the Book-Entry Shares so transferred shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates or the Book-Entry Shares so transferred.
(c)    If payment of the Per Share Aggregate Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Shares so transferred is registered on the stock transfer books of the Company or the systems of The Depository Trust Company (“DTC”), as the case may be, it shall be a condition of payment that the Certificate so surrendered or the Book-Entry Shares so transferred shall be endorsed properly or otherwise be in proper form for transfer, and that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the Per Share Aggregate Consideration to a person other than the registered holder of the Certificate surrendered or Book-Entry Shares so transferred and shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.
(d)    At any time following the twelve (12) month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Per Share Aggregate Consideration that may be payable upon due surrender of the Certificates held by them or the due transfer of the Book-Entry Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder of a Company Share for any Per Share Aggregate Consideration delivered in respect of such Company Share to a public official pursuant to any abandoned property, escheat or other similar Law.
(e)    At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable Law.
(f)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against claims that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Aggregate Consideration payable in respect thereof, pursuant to this Agreement.

2.10    Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Per Share Aggregate Consideration or any other amounts otherwise payable pursuant to Article 2 of this Agreement to any holder of Company Common Stock, Company Preferred Stock or any other Company Securities such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such security in respect of which such deduction and withholding was made.
2.11    Determination of Aggregate Consideration and Per Share Aggregate Consideration.
(a)    For purposes of this Agreement:
(i)     “Aggregate Residual Consideration Amount” means (x) the Aggregate Consideration plus (y) the aggregate exercise price of all Vested Company Stock Options that are In the Money, plus (z) the difference of (A) the aggregate maximum exercise price of all Company Warrants that are In the Money minus (B) the aggregate of any amounts potentially payable by the Surviving Corporation in respect of the BSV Warrants.
(ii)    “Fully Diluted Share Amount” means, in each case as of immediately prior to the Effective Time, (i) the aggregate number of shares of Company Common Stock, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of the shares of Company Preferred Stock, plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise of Vested Company Stock Options that are In the Money, plus (iv) the aggregate number of shares of Company Common Stock issuable upon the exercise of, or otherwise represented by, Company RSUs, plus (v) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Warrants that are In the Money, plus (vi) the aggregate number of shares of Company Common Stock issuable or potentially issuable pursuant to, or serving as a measurement benchmark with respect to, any other Company Securities, other than any such shares issuable pursuant to any (x) Company Stock Options that are not In the Money and that are cancelled at the Effective Time without any right to any consideration or (y) Company Warrants that are not In the Money and that do not entitle the holder there of to any consideration or other payment of any kind or any other rights at or after the Effective Time.
(iii)    “In the Money” means, with respect to a Company Stock Option or a Company Warrant, that the exercise price of such Company Stock Option or Company Warrant is less than the Per Share Aggregate Common Consideration.

(iv)    “Per Share Aggregate Consideration” means, (x) in the case of Company Common Stock, the quotient obtained by dividing (i) the Aggregate Residual Consideration Amount by (ii) the Fully Diluted Share Amount (the “Per Share Aggregate Common Consideration”), and (y) in the case of the Company Preferred Stock, the product of the (i) the Per Share Aggregate Common Consideration times (ii) the number of shares of Company Common Stock issuable upon the conversion of a share of Company Preferred Stock.
(v)    “Vested Company Stock Options” means those outstanding unexercised Company Stock Options that are vested as of immediately prior to the Effective Time (including those to become vested at the Effective Time in accordance with Section 2.8(a)).
(b)    Aggregate Consideration. The aggregate amount (the “Aggregate Consideration”) to be paid in connection with the Merger in connection with the cancellation or termination of, or other acquisition or purchase of, all of the Company’s outstanding equity securities, including all Company Preferred Stock and all Company Common Stock and all Company Warrants, Company Options, and Company RSUs and any other rights to acquire, by acquisition, conversion or any other means, any equity securities of the Company, shall be equal to:
(i)    the Revenue Multiple Amount, minus
(ii)    the amount of the Deposit Amount, except if, and then only to the extent that, some or all of the Deposit Amount has been returned to and received by Parent, without any restriction or encumbrance, prior to the Closing, minus
(iii)    the amount of any Indebtedness of the Company (including the aggregate amount of principal and interest then outstanding under any Indebtedness, but not including the Deposit Amount), other than (x) the $5,200,000 face value of Indebtedness of the Company represented by the MTDC Notes as at February 29, 2016, pursuant to the terms of the MTDC Notes as at such date and as previously delivered to Parent, and (y) any obligations in respect of any capitalized leases as existing at the date hereof or entered into after the date hereof in the ordinary course of business and as permitted by this Agreement, but excluding from this clause (y) any obligations arising from any breach of any such capitalized lease, minus
(iv)    the amount, if any, by which (x) the aggregate maximum Certain Closing Related Costs as determined as of the Effective Time, exceeds (y) the aggregate Certain Closing Related Costs determined as at the date hereof as set forth in the column labeled “Maximum Certain Closing Related Costs” on Schedule 3.11(b) of the Disclosure Schedule; provided, that in addition, if the Company modifies any of its existing PTO or COBRA policies or arrangements after the date hereof and such modifications cause an increase in the amounts or costs of the Company’s PTO or COBRA arrangements payable or potentially payable upon any termination of employment by or engagement with the Company or any Company Subsidiary or otherwise in connection with signing of this Agreement or consummation of any of the Transactions, as determined as of the Effective Time, the amount of the adjustment pursuant to this sub-clause (iv) shall be increased by the amount of such increase in amounts or costs caused by such modifications), minus
(v)    the aggregate amount of all unpaid Transaction Fees as determined as of the Effective Time, minus
(vi)    the amount, if any, by which (x) aggregate amount of the bonuses set forth on or required to be set forth on the Bonuses Spreadsheet, as determined as of the Effective Time, that are or are required to be accrued as liabilities of the Company or any Company Subsidiary as of immediately prior to the Effective Time or are otherwise payable at or after the Effective Time, exceeds (y) the aggregate amount of those bonuses set forth in the column titled “Bonuses” on Section 3.11(b) of the Disclosure Schedule (for purposes of this (y), other than any amounts that would be payable to Ivan Trifunovich), minus
(vii)    the aggregate amount of all (if any) Unpaid Debt Issuance Costs and Unpaid Share Issuance Costs as determined as of the Effective Time.
Under no circumstances will Parent be required, in connection with the acquisition of, or termination or cancellation of, all such securities, to pay more than, nor will the aggregate consideration otherwise to be paid or received under any circumstances exceed, the Aggregate Consideration. Without limiting the generality of the foregoing, the Company shall not directly or indirectly pay or provide any consideration or any other amounts (including any termination, cancellation or other fees or amounts) in connection with the acquisition, termination, settlement or cancellation of any such securities (including any Company Securities) in connection with the Merger and other Transactions.
(c)    Company 2016 Revenues. “Company 2016 Revenues” means the consolidated revenues of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2016, determined in accordance GAAP and the rules and regulations of the SEC for financial statements to be filed on Form 10-K and consistent with the Company’s past practice.
(d)    Company 2016 Audit.
(i)    As promptly as practicable after December 31, 2016, and in any event on or prior to February 28, 2017, the Company shall provide Parent with:
(A)    consolidated financial statements (including a balance sheet, income statement and statement of cash flows) for the Company and the Company Subsidiaries for the fiscal year ended December 31, 2016, prepared by the Company in good faith and in accordance with GAAP and the rules and regulations of the SEC for financial statements to be filed on Form 10-K and consistent with the Company’s past practice, and audited by and accompanied by the opinion of Singer Lewak LLP or another nationally recognized accounting firm acceptable to Parent, which opinion shall not be qualified by any limitation on the scope of the audit or contain any qualifications, including any qualifications relating to the acceptability of accounting principles used or the completeness of disclosures made (such financial statements and opinion, together, the “Company 2016 Audit”), which such audited financial statements shall set out, among other things, the Company’s revenues for the fiscal year ended December 31, 2016 which, shall be used to calculate the Revenue Multiple Amount,
(B)    the Closing Capitalization Spreadsheet,
(C)    the Certain Closing Related Costs Spreadsheet,
(D)    the Transaction Fees Spreadsheet, and
(E)    the Bonuses Spreadsheet.
(ii)    The Company shall keep Parent informed and shall consult with Parent during the preparation by the Company or its Representatives of the Company 2016 Audit and the Closing Capitalization Spreadsheet, the Certain Closing Related Costs Spreadsheet, the Transaction Fees Spreadsheet, and the Bonuses Spreadsheet and shall provide Parent promptly with such access to the Company’s personnel and advisors (including accountants) involved in such preparation and determination and with such other information and documentation as Parent may reasonably request. The Company shall provide Parent, at least ten (10) business days prior to delivery of final documents, a final draft of each of the Company 2016 Audit, the Closing Capitalization Spreadsheet, the Certain Closing Related Costs Spreadsheet, the Transaction Fees Spreadsheet, and the Bonuses Spreadsheet, together with reasonable supporting documentation, and shall make its Representatives available to discuss such drafts with Parent.
(e)    Revenue Multiple Amount.
(i)    The “Revenue Multiple Amount” shall be the amount determined by multiplying the 2016 Company Revenues by the corresponding multiple set forth in the table below:

Company 2016 Revenues	Multiple
Less than $3,000,000	1.0x
Equal to or exceeding $3,000,000 to less than $6,000,000	2.0x
Equal to or exceeding $6,000,000 to less than $9,000,000	2.5x
Equal to or exceeding $9,000,000	3.5x

By way of illustration, if 2016 Company Revenues are determined to be nine million dollars ($9,000,000), then the Revenue Multiple Amount shall be thirty one million five hundred thousand dollars ($31,500,000), which is the product of multiplying (i) nine million dollars ($9,000,000) by (ii) the 3.5x multiple corresponding to 2016 Revenues equal to or exceeding nine million dollars ($9,000,000).
(ii)
(A)    Notwithstanding the foregoing or anything else to the contrary in this Agreement, in no event shall Parent or Merger Sub be required to consummate the Merger and the other Transactions if the Revenue Multiple Amount exceeds fifty million dollars ($50,000,000).
(B)    If the Revenue Multiple Amount as determined pursuant to Section 2.11(e)(i) above shall exceed fifty million dollars ($50,000,000), then Parent and Merger Sub shall not be required to, but upon the other terms and conditions of this Agreement may in their sole discretion by notice to the Company elect to, consummate the Merger and the other Transactions. Notwithstanding the foregoing sentence, if the Revenue Multiple Amount as determined pursuant to Section 2.11(e)(i) above shall exceed fifty million dollars ($50,000,000), the Company, in its sole discretion, by written notice to Parent and Merger Sub delivered no later than five (5) business days after the Company delivers to Parent the Company 2016 Audit pursuant to Section 2.11(d)(i), may elect to deem fifty million dollars ($50,000,000) to be the Revenue Multiple Amount for all purposes of this Agreement, in which case the Revenue Multiple Amount shall be fifty million dollars ($50,000,000) and Parent shall be required, subject to the other terms and conditions of this Agreement (with the exception of those in the preceding sentence), to consummate the Merger and the other Transactions.
2.12    Closing Capitalization Spreadsheet. On the date on which the Company provides Parent with the 2016 Company Audit, the Company shall deliver to Parent a spreadsheet (the “Closing Capitalization Spreadsheet”), which shall include as of such date a complete and accurate update of the capitalization representation in Section 3.3 hereof and provide exercise prices for the Company Stock Options and Company Warrants and such other information as Parent may reasonably request to calculate the Per Share Aggregate Consideration. The Company shall deliver to Parent a complete and accurate updated Closing Capitalization Spreadsheet, as of the Closing Date, on the Closing Date. The Closing Capitalization Spreadsheet shall be accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company certifying that the Closing Capitalization Spreadsheet is true and correct and that there are no Company Shares, Company Warrants, Company Options, Company RSUs or any other Company Securities or other rights to acquire, by acquisition, conversion or any other means, any equity securities of the Company other than the Company Shares, Company Warrants, Company Options and Company RSUs detailed on such Closing Capitalization Spreadsheet.
2.13    Certain Closing Related Costs Spreadsheet. On the date on which the Company provides Parent with the 2016 Company Audit, the Company shall deliver to Parent a spreadsheet (the “Certain Closing Related Costs Spreadsheet”), which shall include as of such date a complete and accurate update of the Certain Closing Related Costs. The Certain Closing Related Costs Spreadsheet shall be accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company certifying that the Certain Closing Related Costs Spreadsheet is true and correct. The Company shall deliver to Parent a complete and accurate updated Certain Closing Related Costs Spreadsheet, as of the Closing Date, on the Closing Date.
2.14    Transaction Fees Spreadsheet. On the date on which the Company provides Parent with the 2016 Company Audit, the Company shall deliver to Parent a spreadsheet (the “Transaction Fees Spreadsheet”), which shall include as of such date a complete and accurate update of all Transaction Fees payable or potentially payable, as previously set forth on Sections 3.20(a)(i) and 3.20(a)(ii) of the Disclosure Schedule. The Transaction Fees Spreadsheet shall be accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company certifying that the Transaction Fees Spreadsheet is true and correct. The Company shall deliver to Parent a complete and accurate updated Transaction Fees Spreadsheet, as of the Closing Date, on the Closing Date.
2.15    Bonuses Spreadsheet. On the date on which the Company provides Parent with the 2016 Company Audit, the Company shall deliver to Parent a spreadsheet (the “Bonuses Spreadsheet”), which shall include as of such date a complete and accurate itemization and calculation of any bonuses payable or potentially payable to all current and former directors, officers, employees or other service providers of the Company or any Subsidiary and the date that such bonuses shall be paid, if such date is to occur after the Closing Date. The Bonuses Spreadsheet shall be accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company certifying that the Bonuses Spreadsheet is true and correct. The Company shall deliver to Parent a complete and accurate updated Bonuses Spreadsheet, as of the Closing Date, on the Closing Date.
2.16    Payment of Transaction Fees. Parent shall pay or cause to be paid the amounts set forth on the Transaction Fees Spreadsheet, to the extent that such amount that have not been paid by the Company and that remain outstanding and payable, to the recipients of such amounts on or after the Closing Date.
2.17    Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the

Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by section or subsection number to the representations and warranties in this Agreement (the “Disclosure Schedule”) (provided, that any such disclosure shall qualify only the disclosure under the section or subsection number referred to in the Disclosure Schedule and any other section or subsection of the Disclosure Schedule to the extent that it is reasonably apparent, on its face, that such disclosure should also qualify such other section or subsection) or (ii) as disclosed in the SEC Reports filed with the SEC during the one (1) year preceding the date hereof and publicly available prior to the date of this Agreement, but excluding (i) any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or similar headings and all other forward-looking, cautionary or predictive statements and (ii) any exhibits filed pursuant to section 3 or section 10 of the Exhibit Table contained in Item 601 of Regulation S-K, it being understood that any matter disclosed in such SEC Reports shall be deemed disclosed solely with respect to any section of this Article III as to which the matter relates and the relevance of such matter to such section is reasonably apparent, and provided that any matters required to be disclosed for purposes of Sections 3.3, 3.10, 3.11, 3.14, 3.17 and 3.20 shall not be qualified by any information disclosed in such SEC Reports), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1    Organization and Qualification; Company Subsidiaries.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.
(b)    Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization, function (e.g., sales, manufacturing, administrative, etc.), executive officers and members of the board of directors or similar body of each subsidiary of the Company as of the date of this Agreement (each a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect.

(c)    Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
3.2    Articles of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation in any material respect of any of the provisions of its Articles of Incorporation, By-laws or equivalent organizational documents.
3.3    Capitalization.
(a)    The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock.
(b)    As of May 11, 2016:
(i)    18,753,136 shares of Company Common Stock were issued and outstanding, zero (0) shares of which were shares of Company Restricted Stock;
(ii)    zero (0) shares of Company Common Stock were held in the treasury of the Company;
(iii)    zero (0) shares of Company Common Stock were held by any Company Subsidiary;
(iv)    1,069,700 shares of Company Common Stock were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 605,557 Company Common Stock were exercisable;
(v)    572,841 Company RSUs were outstanding, with each Company RSU representing the equivalent of one (1) share of Company Common Stock;
(vi)    430 shares of Company Preferred Stock were issued or outstanding, each of which is convertible into 10,000 shares of Company Common Stock, subject to certain ownership limitations; and
(vii)    23,032,838 Company Warrants were outstanding, with each Company Warrant representing the right to purchase one (1) share of Company Common Stock.
All outstanding Company Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights.

(c)    Except for changes since May 11, 2016 resulting from the exercise of Company Stock Options or the vesting of Company RSUs outstanding on such date as set forth on Section 3.3(c) of the Disclosure Schedule, or actions required or permitted to be taken after such date pursuant to Section 5.1 or Section 5.5 of this Agreement, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary, upon exercise or conversion or any other circumstance, to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”), other than as described in Section 3.3(b). All Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.
(d)    Except for the rights of holders of BSV Warrants as set forth in Section 3(b) of the applicable warrant agreements or as set forth on Section 3.3(d) of the Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Stock or any other Company Securities or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens and of all Contracts or other limitations on the Company’s or any Company Subsidiary’s voting rights.
(e)    Section 3.3(e) of the Disclosure Schedule sets forth a listing of (i) all equity compensation plans of the Company, (ii) all outstanding Company Warrants, Company Stock Options, and Company RSUs as of May 11, 2016, (iii) the date of grant and name of holder of each Company Warrant, Company Stock Option, Company RSU and the vesting schedule thereof, and (iv) with respect to Company Stock Options: (x) the portion of which that is vested as of May 11, 2016, and if applicable, the exercise price or repurchase price therefor, (y) the date upon which each Company Stock Option would normally be expected to expire absent termination of employment or other acceleration, and (z) if such award is held by a Person who is not an employee of the Company, the relationship of such Person to the Company. There are no outstanding awards under any Company Equity Compensation Plan other than Company

Stock Options and Company RSUs. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; each such grant was made in all material respects in accordance with the terms of the applicable Company Equity Compensation Plan and all other applicable Law; and the per share exercise price of each Company Stock Option was not less than the fair market value of a Company Share on the applicable Grant Date. True and correct copies of the Company Stock Option Plan, the standard award agreements under the Company Stock Option Plan, and each agreement for each outstanding award that does not conform to the standard agreements under the Company Stock Option Plan have been made available to the Parent. All outstanding awards have been issued under and granted in compliance with a Company Equity Compensation Plan, the Exchange Act and all other applicable Laws
(f)    The Company is party to a convertible note and settlement agreement (collectively, the “MTDC Notes”) with Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”), a true and correct copy of which (with all exhibits and attachments) has been made available to Parent before the date hereof. MTDC has no right to convert the MTDC Note to Company Common Stock.
(g)    Following the Effective Time, holders of Company Warrants shall have no rights pursuant to the Company Warrants other than rights to receive the payments, if any, as described in Sections 2.7(a) and 2.7(b) hereof.
3.4    Authority Relative to this Agreement.
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Deposit Agreement, to perform its obligations hereunder and thereunder and, subject to obtaining the Required Company Vote to consummate the Transactions. The affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other Transactions. The execution, delivery and performance of this Agreement and the Deposit Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Deposit Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Company Vote and the filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes). Each of this Agreement and the Deposit Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)    The Company Board, at a meeting duly called and held on May12, 2016, at which all of the directors of the Company were present, unanimously (i)  determined that the Merger is fair to, and in the best interests of the Company, (ii) approved and adopted this Agreement and the Deposit Agreement and the Transactions (such approval and adoption having been made in accordance with the Nevada Revised Statutes), (iii) recommended that the holders of Company Common Stock adopt this Agreement, and (iv) adopted a resolution and took any other action required so that none of the Company, any of the Transactions or this Agreement or the Deposit Agreement is subject to any restriction set forth in any state takeover Law or similar Law that might otherwise apply (clauses (i)-(iii) collectively, the “Company Board Recommendation”), which actions and resolutions have not been subsequently rescinded, modified or withdrawn in any way.
3.5    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement and the Deposit Agreement by the Company do not, and the performance of this Agreement and the Deposit Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Approvals and, in the case of the Merger, the Required Company Vote, conflict with or violate any U.S. or non-U.S. law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of or applied by a Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to obtaining the consents listed in Section 3.5(a) of the Disclosure Schedule, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect.
(b)    The execution and delivery of this Agreement and the Deposit Agreement by the Company do not, and the performance of this Agreement and the Deposit Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (x) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”) and (y) filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes (collectively, the “Company Required Approvals”), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have a Material Adverse Effect.

3.6    Permits; Compliance.
(a)    Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and each of the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or presently contemplated to be conducted (the “Permits”). Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) no suspension or cancellation of any Permit is pending or, to the Knowledge of the Company, threatened in writing, and (ii) there have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any Permit (with or without notice, the lapse of time or both).
(b)    Neither the Company nor any Company Subsidiary is, and neither the Company nor any Company Subsidiary since December 31, 2012 has been, in conflict with, or in default, breach or violation of, (i) any material Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except, with respect to subclause (i) only, for any such conflicts, defaults, breaches or violations that would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2012, (i) neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority alleging that it is not in compliance in all material respects with any Law, and (ii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is under investigation by any Governmental Authority with respect to any violation or potential violation of any Law.
(c)    No Company Product is or has been subject to any Food and Drug Regulations or any requirements with respect to marking or premarket approval or clearance. Neither the Company nor any of the Company Subsidiaries has received any notice from the FDA or any other Governmental Authority that, nor to the Knowledge of the Company is the FDA or any other Governmental Authority investigating whether, any Company Product is or may be subject to any Food and Drug Regulations or any other marking or approval or clearance requirements. Except as disclosed on Section 3.6(c) of the Disclosure Schedule, all Company Products have been developed at private expense and no Governmental Authority has obtained, by contract or otherwise, any rights in any Company Products.
(d)    Neither the Company nor any Company Subsidiary holds a U.S. security clearance or has such a clearance in process.  Neither the Company nor any Company Subsidiary (i) is registered under the International Traffic in Arms Regulations administered by the U.S. Department of State (“ITAR”), (ii) manufactures, develops, sells, exports or reexports any equipment, products, software, or technical data that are controlled under the ITAR, or (iii) has any such equipment, software, or technical data in the pipeline or under development.  Neither the Company nor any Company Subsidiary (i) manufactures, develops, sells, exports or reexports any equipment, products, software, or technical data that are controlled under the Export Administration Regulations administered by the U.S. Department of Commerce, or (ii) has any such equipment, products, software, or technical data in the pipeline or under development.
3.7    SEC Filings; Financial Statements.
(a)    The Company has filed with or furnished to the SEC all forms, reports and other documents required to be filed by it with the SEC since December 31, 2013 (such documents filed since December 31, 2013, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “SEC Reports”). Each SEC Report (i) complied, or if filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof, at the time of filing will not contain, any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.
(b)    Each of the consolidated financial statements contained in the SEC Reports (i) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, or will fairly present, as the case may be, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year‑end adjustments).
(c)    Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2015, including the notes thereto, included in the Company’s Annual Report on Form 10-K for the year then ended as previously filed by the Company with the SEC (the “December 2015 Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, except for (i) liabilities and obligations incurred in the ordinary course of business since the date of the December 2015 Balance Sheet that are not material the Company, (ii) liabilities and obligations under executory Contracts to which the Company or any Company Subsidiary is a party as of (and as existing at) the date of this Agreement or entered into after the date hereof as permitted by the terms of this Agreement, other than as a result of a breach thereunder, and (iii) liabilities and obligations incurred in good faith in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transaction or potential alternative Transactions.
(d)    Except as set forth on Section 3.7(d) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Indebtedness and none of their respective assets or properties is subject to any material Lien (other than Permitted Liens). The face value of the MTDC Notes on February 29, 2016 was $5.2 million.
(e)    Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a‑14 or 15d‑14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.
(f)    Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other of the SEC Reports.
(g)    The Company maintains a system of “internal controls over financial reporting” as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act.
(h)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) (i) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(i)    The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2015, and such assessment concluded that such controls were effective. Since December 31, 2013, the Company has disclosed to the Company’s outside auditors and the audit committee of the Company (and made copies of such disclosures available to Parent) (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a‑15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and (iii) any Claim of any of the foregoing. Since December 31, 2013, except as disclosed in the SEC Reports filed prior to the date hereof, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.
(j)    The Company has made available to Parent copies of all comment letters received by the Company from the SEC since December 31, 2013, relating to the Company’s SEC Reports and all responses of the Company thereto. There are no outstanding unresolved comments with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the Knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since December 31, 2013, there has been no material written complaint, allegation, assertion or other Claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since December 31, 2013, no current or former attorney representing the Company or any of the Company Subsidiaries has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.
(k)    To the Knowledge of the Company, since December 31, 2013, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the possible commission of any crime or the violation or possible violation of any Law of the type described in Section 806 of SOX. Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of SOX.

(l)    The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the Knowledge of the Company, since December 31, 2013, there have been no material violations of provisions of the Company’s code of ethics by any such persons.
3.8    Absence of Certain Changes or Events. Since December 31, 2015 through the date hereof, except as contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course. Since December 31, 2015 through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) none of the Company or any of the Company Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of any sub-section of Section 5.1, other than sub-sections (a), (b), (i) and (m) through (p).
3.9    Absence of Litigation. As of the date hereof, there is no Action pending, and to the Knowledge of the Company, no Action threatened in writing or inquiry or investigation pending or threatened in writing, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, that (A) (1) involves (individually or collectively with all other Actions) an amount in controversy in excess of $50,000, (2) seeks material injunctive relief, (3) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated prior to the date of this Agreement or (4) otherwise individually or in the aggregate if determined adversely or otherwise implemented would be material to the Company or any Company Subsidiary, (B) seeks to materially delay or prevent the consummation of any Transaction, or (C) will cause or require (or purports to cause or require) Parent or any of its affiliates to (x) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property or Intellectual Property Rights owned by or licensed by or to Parent or any of its affiliates, or (y) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Merger or any other Transaction or have, individually or in the aggregate, a Material Adverse Effect. Except as would not be material to the Company or any Company Subsidiaries, taken as a whole, there are not currently pending, nor have there been since December 31, 2013, any internal investigations or inquiries conducted by the Company, the Company Board (or any committee thereof) or, to the Knowledge of the Company, any Third Party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance involving the Company, any of the Company Subsidiaries or their respective officers or employees. As of the date hereof, there is no material Action that the Company or any Company Subsidiary intends to initiate.
3.10    Employee Benefit Plans.
(a)    Section 3.10(a) of the Disclosure Schedule lists
(i)    all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, pension, stock option, stock purchase, restricted stock, stock unit, stock appreciation right, equity or non-equity based compensation, incentive, deferred compensation, profit-sharing, hospitalization, medical, disability, life, Code Section 125 “cafeteria” or “flexible benefit”, flexible spending, vacation, tuition, retiree medical or life insurance, supplemental retirement, severance, material fringe benefit, or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts, whether or not subject to ERISA, to which the Company or any Company Subsidiary or any ERISA Affiliate is a party, or that are maintained, contributed to or sponsored by the Company or any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary or any ERISA Affiliate, with respect to which the Company or any Company Subsidiary or any ERISA Affiliate has or could have any obligation,
(ii)    each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated,
(iii)    any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and
(iv)    any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee, director or consultant of the Company or any Company Subsidiary, including any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (collectively, the “Plans”).
(b)    Other than the Plans, the Company is not required to provide any severance, compensation, bonuses, or other benefits to its employees, directors and consultants under any applicable Law. The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including as applicable (A) a copy of each plan document and trust or other funding arrangement, (B) each most recent summary plan description and summary of material modifications, (C) all annual reports on Internal Revenue Service (“IRS”) Form 5500 filed within the past three (3) years, including all schedules and attachments, (D) the most recently received IRS determination or opinion letter for each such Plan, (E) the most recently prepared actuarial report and financial statement in connection with each such Plan, (F) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Plan that is subject to nondiscrimination and/or top-heavy testing, and (G) all insurance contracts, investment management or advisory agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing funding, administration and investment of any Plan. There are no oral Plans. Neither the Company nor any Company Subsidiary has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (y) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.
(c)    Except as set forth in Section 3.10(c)(i) of the Disclosure Schedule, none of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth on Section 3.10(c)(ii) of the Disclosure Schedule, none of the Plans (x) provides for the payment of separation, severance, termination or similar‑type benefits to any person, (y) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar‑type benefits solely or partially as a result of any Transaction, or (z) obligates the Company or any Company Subsidiary to make any payment or provide any benefit in connection with this Transaction, directly or indirectly related thereto. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state Law. Each of the Plans is subject only to the Laws of the U.S. or a political subdivision thereof. The Company has not, since January 1, 2014, paid for or reimbursed any employee’s health or medical insurance premiums for any coverage other than that provided through the Company’s group health plan. Benefits under each Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA, with the exception of any medical expense reimbursement arrangements subject to Section 125 of the Code) are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any of its ERISA Affiliates, the premiums for which are paid directly by the Company or its ERISA Affiliates from its general assets or partly from its general assets and partly from contributions by its employees.
(d)    Each Plan is now and always has been established, maintained and administered in material compliance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Company Subsidiaries have performed all material obligations required to be performed by them under and are not in default under or in violation of, and, to the Knowledge of the Company, there is no default or violation by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course of business) and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
(e)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received and is entitled to reply upon a favorable determination or opinion letter from the IRS as to its qualification, each such Plan is in fact qualified under Section 401(a) of the Code, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust or increase any such Plan’s costs.
(f)    With respect to each applicable Plan, (i) neither the Company nor any Company Subsidiary or any of their employees, nor any of the Plans, nor any trust created thereunder, has engaged in a transaction in connection with which the Company or any Company Subsidiary could, directly or indirectly, reasonably be expected to be subject to any civil liability or penalty pursuant to Title I of ERISA or a tax imposed pursuant to Chapter 43 of the Code; (ii) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Plan; (iii) no matters are currently pending with respect to any Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority; and (iv) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in any liability or obligation to the Company, any Subsidiary, or any of their respective employees.
(g)    All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could reasonably be expected to give rise to any such challenge or disallowance.
3.11    Labor and Employment Matters.
(a)    The Company represents and warrants that:
(i)    Except as provided in the contracts as in effect on the date hereof set forth in Section 3.11(a)(i) of the Disclosure Schedule, all employees of the Company or any Company Subsidiary are employed on an at-will basis, and their employment can be terminated at any time for any reason, with or without cause, and without notice or payment of severance or any other termination benefits or other amounts or any other costs or liabilities, other than with respect to wages accrued before the termination. Except as provided in the contracts as in effect on the date hereof set forth in Section 3.11(a)(i) of the Disclosure Schedule, the Company’s and each Company Subsidiary’s relationships with all individuals who act on their own as contractors, consultants or other service providers can be terminated at any time for any reason, with or without cause, and without prior notice or payment of severance or any other termination benefits or other amounts, other than for compensation accrued before the termination.
(ii)    Except as set forth in Section 3.11(a)(ii) of the Disclosure Schedule, as of the date hereof, there are no material Claims, disputes, administrative charges, grievances, or controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees.
(iii)    To the Knowledge of the Company, neither the Company nor any Company Subsidiary is, or for the two (2)-year period prior to the date hereof has been, a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or any Company Subsidiary; none of the employees of the Company or any Company Subsidiary is represented by any labor organization; and, there are no activities or proceedings of any labor union to organize any such employees.
(iv)    All individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary as either “independent contractors” (or comparable status in the case of a foreign Company Subsidiary) or “employees” as the case may be, and at the Effective Time, with respect to those individuals still performing consulting services for the Company or the Company Subsidiary as of the Effective Time, such individuals will qualify for such classification. Similarly, all individuals who are or were classified as employees as of the Effective Time have been correctly classified as exempt or non‑exempt, as the case may be, under the Fair Labor Standards Act or other applicable Laws.
(v)    In the two (2) year period prior to the date hereof, there has not been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage or lockout, or other labor dispute or union organizing effort or similar activity affecting the employees of the Company or any Company Subsidiary. To the Knowledge of the Company, no consent of any labor union is required to consummate the Transactions. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any works council, employee representatives or other representative bodies in order to consummate the Transactions.
(b)    Section 3.11(b) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of, with respect to each director, officer, employee or other service provider of the Company or any Company Subsidiary: (i) name, (ii) position, (iii) annual base salary or wages, (iv) hire date, and (v) bonus rate, and (vi) maximum Certain Closing Related Costs. The Company has made available to Parent a true and correct copy, as of the date hereof, of written employment contracts and offer letters with employees whose annual base salary exceeds $100,000, exclusive of any incentive payments. To the Knowledge of the Company, as of the date hereof, no employee listed in Section 3.11(b) has terminated or has advised the Company or any Company Subsidiary of his or her intention to terminate his or her relationship or status as an employee or consultant of the Company or any Company Subsidiary for any reason, including because of the consummation of the Transactions, and, except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company and the Company Subsidiaries have no plans or intentions, as of the date hereof, to terminate any such employee.
(c)    The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws relating to employment of labor and employment practices, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Action pending or, to the Knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission, any court, or any other Governmental Authority with respect to the employment practices of the Company or any Company Subsidiary, other than charges or Actions, individually or in the aggregate, that would not (i) prevent or materially delay consummation of the Merger or (ii) if adversely determined, result in material liability to the Company or any Company Subsidiary.
3.12    Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) shall not, on the date first mailed to the stockholders of the Company, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading. The Proxy Statement and all documents required to be filed by the Company with the SEC or disseminated to the Company’s stockholders in connection with this Agreement and the Transactions shall comply as to form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and all other applicable Law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their Representatives for inclusion in any of the foregoing documents.
3.13    Property and Leases.
(a)    The Company or one of the Company Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the December 2015 Balance Sheet (except for tangible assets (including all Company Intellectual Property) sold or disposed of since that date in the ordinary course of business) free of any Liens other than Permitted Liens. The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. All of the machinery, equipment and other tangible personal property and assets owned or used by the

Company and the Company Subsidiaries are in serviceable condition and repair, except for ordinary wear and tear, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.
(b)    Neither the Company nor any of the Company Subsidiaries owns any real property.
(c)    Section 3.13(c) of the Disclosure Schedule sets forth a complete and accurate list of all leases of real property (a “Company Leased Real Property”) to which the Company or any Company Subsidiary is a party. All such leases of real property to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect, and there exists no default under any such lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as would not prevent or materially delay consummation of the Merger and as, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of any zoning or other land-use regulation proceedings, or any change in any applicable Laws or Permits that would materially limit the use and operation of the Company Leased Real Property as currently used and operated. All of the buildings, fixtures and other improvements located on the Company Leased Real Property are adequate and suitable in all material respects for the purpose of conducting the Company’s business as presently conducted, and to the Knowledge of the Company, the operation thereof as presently conducted is not in violation in any material respect of any applicable building code, zoning ordinance or other applicable Law regulating land use.
3.14    Intellectual Property.
(a)    Schedule of Registered Intellectual Property. Section 3.14(a) of the Disclosure Schedule contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, (iv) the filing date and issuance/registration/grant date, and (v) the prosecution status. The Company and/or one of the Company Subsidiaries are listed in the records of the appropriate Governmental Authority as the sole owner of each item of Registered Company Intellectual Property.
(b)    USPTO and Governmental Authority Actions. The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property, as applicable. Except as set forth in Section 3.14(b) of the Disclosure Schedule, all assignments of Registered Company Intellectual Property to the Company or any Company Subsidiary have been duly executed and recorded with the appropriate Governmental Authorities. As of the date of this Agreement, the Company has filed all currently or previously required affidavits, responses, recordations, certificates and other documents and taken all reasonable currently or previously required actions for the purposes of obtaining, maintaining, perfecting, preserving and renewing the Registered Company Intellectual Property and its priority, validity and enforceability. Except as set forth in Section 3.14(b) of the

Disclosure Schedule, there are no outstanding actions that must be taken for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Company Intellectual Property as of the date of this Agreement, including the payment of any registration, maintenance or renewal fees, or the filing of any affidavits, responses, recordations, certificates or other documents. To the Knowledge of the Company, the Company and the Company Subsidiaries have complied with all applicable rules, policies and procedures of the U.S. Patent and Trademark Office, U.S. Copyright Office and any applicable foreign Governmental Authorities with respect to each item of Registered Company Intellectual Property, to the extent that compliance affects the priority, validity, or enforceability of such Registered Company Intellectual Property. To the Knowledge of the Company, each item of Registered Company Intellectual Property has been prosecuted in compliance with such rules, policies and procedures of the U.S. Patent and Trademark Office, U.S. Copyright Office and any applicable foreign Governmental Authorities. To the Knowledge of the Company, there is no Intellectual Property or Intellectual Property Right of any person that would or could reasonably be expected to provide grounds for invalidation or limitation of any Patent or its term owned or exclusively licensed by the Company or the Company Subsidiaries.
(c)    Trademarks. All Trademarks included in the Registered Company Intellectual Property have been in continuous use sufficient to maintain the registrability of such Trademarks in the form appearing in, and in connection with the goods and services listed in, the applicable registration certificates or renewal certificates, as the case may be.
(d)    Rights to Intellectual Property Ordered or Awarded. Neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that would or could reasonably be expected to require the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Intellectual Property Rights or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted.
(e)    No Proceedings. No Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the U.S. or any foreign jurisdiction and, to the Knowledge of the Company, no such action has been threatened.
(f)    Trade Secrets. The Company and the Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken commercially reasonable steps to protect their rights in and to their Trade Secrets, including by not making any disclosure of Trade Secrets except under written confidentiality obligations. To the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any Trade Secret included in the Company Owned Intellectual Property or breach in any material respect of any obligations of confidentiality with respect to the Company Owned Intellectual Property, which material Trade Secrets include all Trade Secrets embodied or used in Company Products. The Company and the Company Subsidiaries are in compliance in all material respects with, and have not breached in any material respect, any contractual obligations to protect the Trade Secrets of Third Parties in accordance with the terms of any Contracts relating to such Third

Party Trade Secrets, and have not otherwise misappropriated or disclosed without authorization such Third Party Trade Secrets.
(g)    Employees, Consultants, & Contractors. The Company and the Company Subsidiaries have and enforce policies requiring each employee, consultant and contractor who is involved in the development of Intellectual Property to execute proprietary information, confidentiality and assignment agreements appropriate for the jurisdiction in which such employees, officers, consultants and contractors reside and work, that (x) to the extent permitted by applicable Law, assign to the Company and/or a Company Subsidiary all Intellectual Property and Intellectual Property Rights that is developed by the employees, and, with respect to consultants or contractors, all Intellectual Property that is developed by the consultants or contractors in the course of performing services for the Company or any Company Subsidiaries and (y) otherwise appropriately protect the Intellectual Property and Intellectual Property Rights of the Company and any Company Subsidiary and the Trade Secrets of Third Parties (each, an “Employee IP Agreement”). Except as set forth on Section 3.14(g) of the Disclosure Schedule, all present and former employees, officers, consultants and contractors of the Company or any Company Subsidiary who are involved in development of Intellectual Property have signed an appropriate Employee IP Agreement, in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, the forms attached to Section 3.14(g) of the Disclosure Schedule. Section 3.14(g) of the Disclosure Schedule lists any present and former employees, officers, consultants or contractors of the Company or any Company Subsidiary involved in the development of Intellectual Property who have not signed any agreement in such form. The failure of the Company to have signed appropriate Employee IP Agreements with the individuals set forth on Section 3.14(g) of the Disclosure Schedule, individually or in the aggregate, has not had and will not have a Material Adverse Effect. No current employee, officer, consultant or contractor of the Company or any Company Subsidiary involved in development of Intellectual Property and, to the Knowledge of the Company, no former employee, officer, consultant or contractor of the Company or any Company Subsidiary involved in development is in default or breach of any term of any Employee IP Agreement or other employment or contractor agreement, non-disclosure agreement, assignment agreement, or similar Contract relating to Intellectual Property or Intellectual Property Rights entered into between such employee, officer, consultant or contractor and the Company or any Company Subsidiary in connection with such individual’s employment or other engagement with the Company or any Company Subsidiary. No present or former employee, officer, consultant or contractor of the Company or any Company Subsidiary has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Owned Company Intellectual Property (other than to the extent any such individual has a non-exclusive license to use Company Products granted by the Company or a Company Subsidiary in the ordinary course of business). Section 3.14(g) of the Disclosure Schedule contains a complete and accurate list of all limitations of, exceptions to, and exclusions and carve-outs from any employee assignment of Intellectual Property or Intellectual Property Rights contained in any Employee IP Agreement to the extent any such limitation, exception, and exclusion or carve-out would reasonably be expected to be related to Intellectual Property or Intellectual Property Rights used (or held for use) or practiced by the Company or any Company Subsidiary or any other aspect of the business of the Company or any Company Subsidiary (collectively, the “Employee Retained IP”). No Employee

Retained IP is included in (or claimed or purported to be included in) any Intellectual Property or Intellectual Property Rights included in any Company Products (other than Employee Retained IP that is generally available to the public under Open Source license terms).
(h)    Enforceability, Validity of Intellectual Property. To the Knowledge of the Company, there are no facts, circumstances, information, Intellectual Property or Intellectual Property Rights that would reasonably be expected to limit or render invalid or unenforceable any of the Intellectual Property Rights included in the Owned Company Intellectual Property (or provide any grounds therefor). Neither the Company nor any Company Subsidiary has received any Claim challenging or questioning the priority, validity or enforceability of any of the Owned Company Intellectual Property, or indicating an intention on the part of any person to bring a Claim that any of the foregoing is invalid, is unenforceable or has been misused. The Intellectual Property Rights included in the Owned Company Intellectual Property are subsisting and in full force and effect, are valid and enforceable, and have not been abandoned or passed into the public domain. To the Knowledge of the Company, there are, as of the date of this Agreement, no facts, circumstances, information, Intellectual Property or Intellectual Property Rights that will adversely affect, limit, restrict, impair or impede the ability of the Surviving Corporation and the Company Subsidiaries to use and practice the Company Intellectual Property from and after the Effective Date.
(i)    No Infringement or Misappropriation of Company Intellectual Property. To the Knowledge of the Company, no person has infringed, misappropriated, used or disclosed without authorization, or otherwise violated or is infringing, misappropriating, using or disclosing without authorization, or otherwise violating, any Intellectual Property Rights owned or exclusively licensed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has made any Claim with respect to infringement or misappropriation of any Owned Intellectual Property Rights or Intellectual Property Rights exclusively licensed to the Company or any Company Subsidiary against any person, nor has the Company or any Company Subsidiary issued any written communication inviting any person to take a license, authorization, covenant not to sue or the like with respect to any such Intellectual Property Rights. Neither the Company nor any Company Subsidiary has received any notice or Claim challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto.
(j)    Infringement by Company. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the current or prior acts or activities of the Company or any Company Subsidiary, nor any Company Product have ever infringed (directly, contributorily, by inducement or otherwise), misappropriated, used or disclosed without authorization, or otherwise violated any Intellectual Property or Intellectual Property Rights, as applicable, of any person or constituted unfair competition or trade practices under the Laws of any jurisdiction. Neither the Company nor any Company Subsidiary has received any Claim, or notice of any Action, relating to any of the foregoing and, to the Knowledge of the Company, there are no facts, circumstances or information that could reasonably be expected to be the basis for such a Claim or Action. Neither the Company nor any

Company Subsidiary has received any written communication inviting the Company or any Company Subsidiary to take a license, authorization, covenant not to sue or the like with respect to Intellectual Property Rights, other than in connection with licenses granted to the Company or the Company Subsidiaries in the ordinary course of business and not related to any infringement or other violation by the Company or any Company Subsidiary. Notwithstanding anything to the contrary in this clause (j), the Company makes no representations and warranties in this clause (j) regarding the acts or activities of the Company or any Company Subsidiary, any Company Product or any Company Intellectual Property or Intellectual Property Rights vis-à-vis Parent or any of its affiliates or any of Parent’s or its affiliates’ products or services or Intellectual Property or Intellectual Property Rights.
(k)    Ownership; Licenses. The Company and the Company Subsidiaries solely and exclusively own all right, title and interest (including the sole right to enforce) in and to the Owned Company Intellectual Property free and clear of all Liens. The Company and the Company Subsidiaries have not granted to any person any license, right, or other permission to exercise any rights under the Company Intellectual Property Rights or to use the Company Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business using the Company or Company Subsidiary form agreements) and are under no obligation to grant any such licenses, rights, or permissions. To the Knowledge of the Company, all of the Company Intellectual Property is duly and validly licensed to the Company or the applicable Company Subsidiary pursuant to a valid and enforceable Contract, or the Company and the Company Subsidiaries otherwise have a valid and enforceable right with respect to such Company Intellectual Property, for use in the manner in which such Company Intellectual Property is used (or held for use) or practiced in the conduct of the Company’s and the Company Subsidiaries’ businesses including in the Company Products. Following the Effective Time, the Surviving Corporation will own or have (pursuant to the Company Intellectual Property Agreements and the Company’s and the Company Subsidiaries’ other Contracts) the same rights as the Company and the Company Subsidiaries had immediately prior to the Effective Time with respect to all Company Intellectual Property.
(l)    Scheduled Intellectual Property Agreements. Section 3.14(l) of the Disclosure Schedule contains a complete and accurate list of (i) all Contracts under which the Company or any Company Subsidiary has granted or agreed to grant to any Third Party any license, covenant, release, immunity, assignment, or other right with respect to any Intellectual Property Rights, whether now existing or existing in the future, (ii) all Contracts under which any Third Party has granted or agreed to grant to the Company or any Company Subsidiary any license, covenant, release, immunity, assignment, or other right with respect to Intellectual Property Rights, and (iii) all Contracts to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound, that relate to any Intellectual Property Rights and are not otherwise included in clause (i) or (ii) above; (other than (x) non-exclusive licenses of Software included within the Company Products granted to customers by the Company or the Company Subsidiaries in the ordinary course of business using the Company or the Company Subsidiary form agreements, and (y) shrink-wrap or click-wrap agreements, terms of use or services, or similar agreements related to Software licensed by the Company or the Company Subsidiaries that is generally available on a commercial basis)

(collectively, the “Company Intellectual Property Agreements”). To the Knowledge of the Company, all Company Intellectual Property Agreements are in full force and effect, and enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally). The Company and each Company Subsidiary are in material compliance with, and have not materially breached any term of, any such Company Intellectual Property Agreements and, to the Knowledge of the Company, all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, such Company Intellectual Property Agreements. To the Knowledge of the Company, there are no pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith. Correct and complete copies of all Company Intellectual Property Agreements have been made available to Parent. Except as set forth on Section 3.14(l)(iv) of the Disclosure Schedule, the Company does not have any obligation to pay royalties, fees, commissions or other amounts to any other Person (other than sales commissions paid to consultants according to the Company’s standard commissions plan, if any) upon or for the use of any Company Intellectual Property.
(m)    Effect of Transaction. Neither the execution, delivery and performance of this Agreement or any Contracts, documents, or instruments to be executed by the Company or any Company Subsidiary after the date of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under, the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing). Following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties under the Company Intellectual Property Agreements) to the same extent that the Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement or any Contracts, documents, or instruments to be executed by Company or its Subsidiaries after the date of this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and the Company Subsidiaries would otherwise have been required to pay anyway pursuant to the Company Intellectual Property Agreements. Neither the execution, delivery and performance of this Agreement or any Contracts, documents, or instruments to be executed by the Company or the Company Subsidiaries after the date of this Agreement nor the consummation of the Transactions, nor any Contract to which the Company or any Company Subsidiary is a party or otherwise bound, will cause or require (or purports to cause or require) the Surviving Corporation or Parent or any of its affiliates to (i) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or any of its affiliates, or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of clauses (i) and (ii), with respect to the Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that the Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Transactions not been consummated).
(n)    Open Source. Section 3.14(n) of the Disclosure Schedule contains a complete and accurate list of all Open Source that is included in the Company Intellectual Property, including all Open Source that is incorporated into, integrated or bundled with, linked to, used in the development or compilation of, or otherwise used in or with any Company Product or System. No Company Product incorporates, is integrated or bundled with, links to or is otherwise used with any Copyleft Open Source. The Company and the Company Subsidiaries have complied with all Open Source license terms applicable to such Open Source. The Company and the Company Subsidiaries have used commercially reasonable efforts to (x) identify all Open Source in each Company Product, and (y) regulate the use and distribution of Open Source in compliance with the applicable Open Source licenses. To the Knowledge of the Company, there has been no material deviation from or violation of the policies of the Company or the Company Subsidiaries with respect to Open Source in connection with the Company Products.
(o)    Standards, SIGs. Section 3.14(o) of the Disclosure Schedule contains a list of all standards-setting organization, university or industry bodies and consortia, and other multi-party special interest groups and activities in which the Company or any Company Subsidiary is currently participating, or in which the Company or any Company Subsidiary has participated in the past, to the extent that such past participation imposes or purports to impose any continuing obligations on the Company or any Company Subsidiary (or, following the Effective Time, on Parent, the Surviving Corporation or any other affiliate) with respect to licensing or granting of any other Intellectual Property Rights, and a description of, or reference to, the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such organizations, bodies and other activities.
(p)     Company Products. Section 3.14(p) of the Disclosure Schedule sets forth a summary list of all Company Products, indicating as to each such Company Product (i) the extent to which, if any, the Company Product is offered to customers, and (ii) the Company Product’s stage of development and (iii) whether and to what extent the Company Product is or was developed by the Company or any Company Subsidiary or by Third Parties. “Company Products” means all services and products of the Company and Company Subsidiaries that are currently offered commercially or under development.
(q)    Contaminants. To the Knowledge of the Company, the Software included in the Company Products is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, hardware, data or other materials (collectively, “Contaminants”).
(r)    Systems. The computer, information technology and data processing systems, facilities and services used by the Company and the Company Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company and the Company Subsidiaries (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company and the Company Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems from Contaminants. The Systems, the procedures and processes for developing, supporting and maintaining the Systems, and the applications programming interfaces, protocols, data structures, command structures and other interfaces with respect to the Systems are documented in a commercially reasonable manner that would permit persons generally skilled in the subject matter of such Systems (including applications therefor) (e.g., personnel experienced in the support of Software, maintenance of network equipment, etc.) to develop, support and maintain such Systems (including applications therefor) in accordance with industry standards and in a manner that would permit the Company and the Company Subsidiaries to grow in accordance with the projections of the Company and the Company Subsidiaries without material disruption or interruption or effect on performance. All Systems, other than Software that is duly and validly licensed to the Company and the Company Subsidiaries pursuant to a Company Intellectual Property Agreement listed in Section 3.14(l) of the Disclosure Schedule, are owned and operated by and are under the control of the Company and the Company Subsidiaries, and are not wholly or partly dependent on any systems, facilities or services which are not under the ownership, operation and control of the Company and the Company Subsidiaries. From and after the Effective Time, the Surviving Corporation will have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the Systems as the Company and Company Subsidiaries would have had and been able to exercise had this Agreement and such other Contracts, documents and instruments to be executed and delivered after the date of this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company and the Company Subsidiaries would otherwise have been required to pay anyway.
(s)    Privacy. The Company does not collect, obtain, receive or otherwise request any User Data or Personal Data in the conduct of the Company’s business including in operating or facilitating the operation of any Company Product. To the Knowledge of the Company, the Company has complied at all times with all applicable Laws pertaining to privacy, User Data, or Personal Data. Neither the execution, delivery, or performance of this Agreement or the Deposit Agreement, nor the consummation of the Merger or any of the other Transactions, will result in any violation of any Law pertaining to privacy, User Data, or Personal Data.
3.15    Taxes.
(a)    Each of the Company and the Company Subsidiaries has filed all income and other material Tax Returns that it was required to file under applicable Law and regulations. All such Tax Returns were correct and complete in all material respects, and were prepared in substantial compliance with all applicable Law and regulations. All material Taxes due and owing by Company or the Company Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 3.15(c) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor any of the Company Subsidiaries has received written notice from a Governmental Authority in a jurisdiction where the Company or a Company Subsidiary, as applicable, does not file Tax Returns to the effect that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Company or any of the Company Subsidiaries. Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other persons, and all Tax Returns (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.
(b)    No Claim for the assessment or collection of Taxes has been or is presently being asserted by any Governmental Authority or otherwise is outstanding against the Company or any of its Subsidiaries; to the Knowledge of the Company, no rationale underlying a Claim for Taxes has been asserted previously by any Governmental Authority that could be asserted in any other period; and there is no Action by any Governmental Authority pending or threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding powers of attorney with respect to Taxes. Neither the Company nor any of its Subsidiaries has paid or become liable to pay any penalty, fine, surcharge or interest in respect of Tax.
(c)    Section 3.15(c) of the Disclosure Schedule lists all income and other material federal, state, local and foreign Tax Returns filed with respect to the Company or any of the Company Subsidiaries for taxable periods ended on or after January 1, 2012, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by the Company and any of the Company Subsidiaries since January 1, 2012. Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any Company Subsidiary has received written notice of any Claim made by a Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns, that the Company or such Company Subsidiary is or may be required to file Tax Returns in, or be subject to Tax by, that jurisdiction.
(d)    The Transactions (including the Merger) will not result in the payment or series of payments by the Company or any of the Company Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code (without regard to Subsection (b)(4) thereof), or any similar payment, that is not deductible for federal, state, local or foreign Tax purposes. Except as set forth in Section 3.15(d) of the Disclosure Schedule, there is no Contract to which the Company or any of the Company Subsidiaries is a party that, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 280G of the Code or (ii) could require the Company, the Company Subsidiaries or Parent or its subsidiaries to compensate any individual for excise taxes paid pursuant to Section 4999 or Section 409A(a)(1)(B) of the Code. Each Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has at all times been in good faith compliance, and since January 1, 2009 has been in compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Plan, employment agreement, or other contract, plan, program, agreement, or arrangement.
(e)    The accruals and reserves for taxes reflected in the December 2015 Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the December 2015 Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the December 2015 Balance Sheet, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.
(f)    None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns that include only the Company and the Company Subsidiaries) provided for under the Laws of the U.S., any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year, and neither Company nor any Company Subsidiary is or could be liable for the Taxes of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502‑6 (or any similar provision of Law), as transferee, successor, by Contract or otherwise. None of the Company or the Company Subsidiaries is a party to any joint venture, partnership or similar arrangement that could reasonably be expected to be treated as a partnership for any Tax purposes.
(g)    None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Effective Time), or that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(h)    Neither the Company nor any of the Company Subsidiaries has been a U.S. Real Property Holding Corporation (“USRPHC”) within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(i)    No Company Subsidiary is a passive foreign investment company (“PFIC”) as defined in Section 1297(a) of the Code.
(j)    The Company and the Company Subsidiaries are and have been in compliance in all material respects with all applicable transfer pricing Law and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and the Company Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of the Company Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury regulations promulgated under Section 482 of the Code.
(k)    The Company has made available to Parent all documentation relating to, and each of the Company and the Company Subsidiaries are in compliance in all material respects with, all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or order.
(l)    Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement.
(m)    Neither the Company nor any Company Subsidiary has engaged in a “reportable transaction” as defined in Section 6707A(c)(1) and Treasury Regulation Section 1.6011‑4(b) of the Code.
(n)    Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:
(A)    change in the method of accounting for a taxable period ending on or prior to the Effective Time;
(B)    “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Effective Time;
(C)    intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law);
(D)    installment sale or open transaction disposition made on or prior to the Effective Time; or
(E)    prepaid amount received on or prior to the Effective Time.

3.16    Environmental Matters. (a) Each of the Company and each Company Subsidiary is, and since the date four years prior to the date of this Agreement has been, in compliance with all applicable Environmental Laws, (b) none of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters at or beneath such property) are contaminated with any Hazardous Substance that would give rise to any liability or other obligation under any Environmental Law, (c) since the date four years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice, letter, or other written request for information stating that it may be liable pursuant to any applicable Environmental Laws for any contamination by Hazardous Substances at any site containing Hazardous Substances, and to the Knowledge of the Company there are no facts that would give rise to any liability for the presence or release of, or exposures to Hazardous Substances, (d) each of the Company and each Company Subsidiary possesses and is now in material compliance with all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”) for the ordinary conduct of the Company’s business and any allegations of current or historical non-compliance with Environmental Laws or Environmental Permits has been resolved to the satisfaction of the relevant Governmental Authorities. The Company has made available to Parent all written assessments, reports, data, results of investigations or audits, in the possession of the Company or the Company Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and the Company Subsidiaries, or the compliance (or noncompliance) by the Company and the Company Subsidiaries with any applicable Environmental Laws. This Section 3.16 is the sole and exclusive representation and warranty of the Company or any Company Subsidiary regarding environmental matters, or liability or compliance related to Environmental Laws, Environmental Permits, or Hazardous Substances.
3.17    Material Contracts.
(a)    Subsections (i) through (xix) of Section 3.17(a) of the Disclosure Schedule lists the following respective types of Contracts in effect as of the date hereof (together with all amendments and supplements) to which the Company or any Company Subsidiary is a party, or by which any property or asset of the Company or any Company Subsidiary is bound or affected (such Contracts as are required to be set forth in Section 3.17(a) of the Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Company Material Contracts”):
(i)    each Contract that (A) is likely to involve consideration of more than $100,000, in the aggregate, during the calendar year ending December 31, 2016 or any other subsequent year, or (B) is likely to involve consideration of more than $200,000, in the aggregate, over the remaining term of such Contract, and that, in either case, cannot be canceled by the Company or any Company Subsidiary without penalty or further payment, and without more than ninety (90) days’ notice;
(ii)    all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts, except any such Contract that can be canceled by the Company or a Company Subsidiary without penalty or further payment and without more than ninety (90) days’ notice;
(iii)    (A) all employment Contracts of those employees and managers that receive from the Company or any Company Subsidiary annual compensation (including base salary, commissions, incentive payments, and annual or other periodic or project bonuses) in excess of $100,000, and (B) all individual consulting Contracts for those consultants that receive from the Company or any Company Subsidiary annual compensation in excess of $100,000 (provided that references to such Contracts have been made completely anonymous for those employees, managers or consultants based in jurisdictions where this is required under applicable data privacy/protection Laws);
(iv)    all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or a Company Subsidiary, or income or revenues related to any product of the Company or a Company Subsidiary;
(v)    all Contracts evidencing indebtedness for borrowed money in excess of $50,000;
(vi)    all Company Intellectual Property Agreements;
(vii)    all Contracts relating to the creation, research or development of any Intellectual Property by the Company or any Company Subsidiary, alone or jointly with Third Parties that is likely to involve consideration of more than $100,000 over the life of the Contract;
(viii)    all Contracts pursuant to which the Company or any Company Subsidiary provides professional services to a Third Party that is likely to involve consideration of more than $100,000 over the life of the Contract;
(ix)    all material Government Contracts, other than purchase orders entered into in the ordinary course of business;
(x)    all Contracts involving joint ventures, strategic alliance, joint development, partnership, investment or similar arrangements or relationships that are material to the Company and the Company Subsidiaries taken as a whole;
(xi)    all Contracts that grant a right of first refusal, first offer or similar right to, or that limit or purport to limit the ability of the Company or any Company Subsidiary to, or, upon the consummation of the Merger, Parent or any of its subsidiaries to, compete in any line of business, with any person or entity, in any geographic area or during any period of time;
(xii)    all material Contracts that result in any person holding a power of attorney from the Company or, any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xiii)    any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be triggered or increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions (either alone or upon a termination of employment or service in connection therewith);
(xiv)    any Contract providing for indemnification, contribution or any guaranty in an amount that is or could be material to the Company, other than any contract providing for indemnification entered into in connection with the distribution, sale or license of products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in the Company’s standard forms of agreements as made available to Parent;
(xv)    any Contract entered into since December 31, 2013, (A) relating to the disposition or acquisition by the Company or any Company Subsidiary of assets or equity ownership interests for consideration in excess of $100,000, or (B) pursuant to which the Company or any Company Subsidiary will acquire any interest in any other person, other than the Company Subsidiaries, in each case, that contain ongoing obligations that are material to the Company and the Company Subsidiaries;
(xvi)    any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit (other than to the Company’s customers in the ordinary course of business), in each case, in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly-owned Company Subsidiaries, in each case, in the ordinary course of business;
(xvii)    for any customer, supplier, reseller or distributor required to be specified in Section 3.22 of the Disclosure Schedule, all material Contracts with each of them; provided, that material purchase orders and service contracts that do not differ materially from the Company’s standard terms and conditions need not be listed (but for the avoidance of doubt shall be Material Contracts);
(xviii)    all Contracts that would obligate the Company or any Company Subsidiary to make any payment in connection with the Merger or this Agreement; and
(xix)    all other Contracts, whether or not made in the ordinary course of business, the absence or termination of which would have a Material Adverse Effect.
(b)    Except as set forth on Section 3.17(b) of the Disclosure Schedule, (i) each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to, or affecting the rights and remedies of creditors generally); the Company or the Company Subsidiary, as applicable, is not in default under any Company Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the Company Material Contract; and none of the Company Material Contracts has been canceled by the other party, (ii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract, (iii) the Company and the Company Subsidiaries have not received any claim of default under any Company Material Contract and have not committed or failed to perform any act that, with or without notice, the lapse of time, or both, could constitute a breach or violation of, or default under any such Contract, which has not been cured in accordance with the cure provisions of such Contract, and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default or give rise to cancellation rights under any Company Material Contract. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments and supplements thereto.
3.18    NASDAQ. Except as set forth on Section 3.18 of the Disclosure Schedule, the Company is in material compliance with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Capital Market (“Nasdaq”), including all applicable corporate governance rules and regulations. The Company has made available to Parent all correspondence and communications between the Company and Nasdaq since December 21, 2015 relating to any compliance matters, including any notices from Nasdaq and any responses or requests by the Company. As a result of the Company’s Nasdaq listing, holders of Company Common Stock will not have any appraisal rights pursuant to NRS 92A.300 through 92A.500 in connection with the Merger.
3.19    Insurance.
(a)    The Company and each Company Subsidiary are, and continually since the later of December 31, 2013 or the date of acquisition by the Company with respect to any Company Subsidiary have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.
(b)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
(c)    Other than with respect to any Plans disclosed on Section 3.10(a) of the Disclosure Schedule pursuant to which benefits are provided through insurance contracts, at no time subsequent to the later of December 31, 2013 or the date of acquisition by the Company with respect to any Company Subsidiary, has the Company or any Company Subsidiary been denied any insurance or indemnity bond coverage except as would not have, individually or in the aggregate, a Material Adverse Effect. There is no pending material claim by the Company or any Company Subsidiary under any insurance policy.

3.20    Brokers; Contingent Payment Obligations. Except as set forth in Section 3.20(a)(i) of the Disclosure Schedule, no broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary. The Company has heretofore made available to Parent a complete and correct copy of all Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions. Except as set forth in Section 3.20(a)(ii) of the Disclosure Schedule, Ivan Trifunovich is not entitled to, and no person on Ivan Trifunovich’s behalf is entitled to, receive any “Contingent Payment” or other payment pursuant to his employment agreement, as amended, as a result of the execution, performance or completion of this Agreement or any of the Transactions.
3.21    Takeover Statutes. The Company Board has taken, and will not modify, repeal or revoke, all action necessary to render inapplicable NRS 78.378 — 78.78.3793 and NRS 78.438 — 78.444 as they relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and no other state anti-takeover statute or regulation, any takeover-related provision in the Articles of Incorporation or Bylaws, nor any stockholder rights plan or similar agreement is applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.
3.22    Suppliers, Customers, Resellers and Distributors. Section 3.22 of the Disclosure Schedule contains a complete and accurate list of the Top Customers, Top Distributors, Top Resellers and Top Suppliers. Since March 31, 2016, there has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any Top Customer, Top Supplier, Top Distributor or Top Reseller or any change or development that is reasonably likely to give rise to any such material adverse change, and neither the Company nor any Company Subsidiary has received any written communication or notice from any such customer, supplier, distributor or reseller to the effect that, or otherwise has knowledge that, any such customer, supplier, distributor or reseller (i) has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with the Company or any Company Subsidiary, or (ii) will fail to perform in any material respect, or is reasonably likely to fail to perform in any material respect, its obligations under any contract with the Company or any Company Subsidiary.
3.23    Restrictions on Business Activities. Except for those Contracts and Orders in Section 3.23 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, and no asset or property of the Company or any Company Subsidiary is bound or affected by, any judgment, injunction, order, decree or Contract that restricts, in any significant respect, or prohibits the Company or any Company Subsidiary from freely engaging in the Company’s business, from competing anywhere in the world, or from making use of any material Intellectual Property or Intellectual Property Rights (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or any Company Subsidiary may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any Company Subsidiary may address in operating the Company’s business, or restricting the prices which the Company or any Company Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions), or the acquisition by the Company or any Company Subsidiary of any property or assets), or includes any grants by the Company or any Company Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.
3.24    Certain Business Practices.
(a)    Since December 31, 2013, neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or any comparable Law, or (iii) made any other unlawful payment. Since December 31, 2013, there have been no false or fictitious entries made in the books or records of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund.
(b)    From December 31, 2013, the Company and each Company Subsidiary have conducted their export transactions in accordance in all material respects with applicable provisions of the export Laws. Without limiting the foregoing:
(i)    the Company and each Company Subsidiary have obtained all export licenses and other approvals required for their exports of products and technologies from the U.S.;
(ii)    the Company and each Company Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals;
(iii)    there are no pending or, to the Knowledge of the Company, threatened Claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals; and
(iv)    to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s export transactions that would reasonably be expected to give rise to any material future Claims.
3.25    Affiliate Transactions. Except for employment-related Contracts and agreements with officers and directors in their capacities as such, in each case to the extent set forth on Section 3.25 of the Disclosure Schedule, no director, officer or other affiliate of the Company or any of the Company Subsidiaries is party to any Contract, transaction, indebtedness or other arrangement with the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is party.
3.26    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from Torreya Partners (the “Company Financial Advisor”) to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the Per Share Aggregate Consideration is fair to the stockholders of the Company from a financial point of view. The Company has made available to Parent a copy of such opinion. Such opinion has not been amended or rescinded. The Company has been authorized by the Company Financial Advisor to include such opinion and a description of the Company Financial Advisor’s analysis in the Proxy Statement.
3.27    Data Protection. The Company and each Company Subsidiary have complied with all applicable Laws and their respective published privacy policies and internal privacy policies and guidelines relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and Third Parties who have provided information to the Company or any Company Subsidiary). The Company and each Company Subsidiary have taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any Company Subsidiary (or any of their respective employees or contractors), and no person (including any Governmental Authority) has made any Claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any Company Subsidiary (or any of their respective employees or contractors) (and there is no reasonable basis for any such Claim or Action). The execution, delivery and performance of this Agreement and the consummation of the Transactions complies (and the disclosure to and use by Surviving Corporation and Parent and its affiliates of such information after the Effective Time will comply) with the Company’s and the Company Subsidiaries’ applicable privacy policies and in all material respects with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected). The Company and each Company Subsidiary have at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other applicable persons required by applicable Laws related to privacy and data security and have filed any required registrations with the applicable data protection authority (and a list of those registrations is listed in Section 3.27 of the Disclosure Schedule).
3.28    Information Technology. In the twelve (12) month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company or any Company Subsidiary. The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the Company and Company

Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course of business) in a commercially reasonable attempt to avoid material disruption or interruption to the business of the Company and the Company Subsidiaries. The Company and Company Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans and procedures.
3.29    Minute Books. The Company has made available to Parent true and correct copies of the minute books of the Company from December 31, 2013 through April 1, 2016. The minute books of the Company contain true and complete originals or copies of all minutes of meetings of, and actions by, the stockholders and the Board of Directors of the Company and all committees of the Board of Directors of the Company, and accurately reflect all corporate actions of the Company which are required by applicable Law, the Articles of Incorporation, the By-laws or other governing documents to be passed upon by the Board of Directors or stockholders of the Company.
3.30    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, Parent and Merger Sub acknowledge and agree that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company, and that Parent and Merger Sub have not relied and shall not rely on any such representation or warranty, and the Company each hereby disclaim any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub or any of its or their Representatives of any documentation or other information by the Company or any of its Representatives with respect to any one or more of the foregoing.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
4.1    Corporate Organization. Parent is a corporation duly organized and validly existing under the laws of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and each has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in such good standing or to have such power and authority, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement to consummate the Transactions.
4.2    Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the

Merger, the filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
4.3    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained and all filings and obligations described in Section 4.3(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, where, with respect to clauses (ii) and (iii), such conflicts, violations, breaches, defaults or other occurrences would, individually or in the aggregate, prevent Parent or Merger Sub from performing their obligations under this Agreement to consummate the Transactions.
(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (x) the Exchange Act and Blue Sky Laws, and (y) the filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement to consummate the Transactions.
4.4    Financing. Parent currently has access to, and at or prior to the Effective Time Parent will have, the funds necessary to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement, including to pay the Aggregate Consideration, and to pay all fees and expenses of Parent in connection therewith. Parent currently has access to, and at the date the

Company receives the Required Company Vote, Parent will have, the funds necessary to deliver to the Company the Deposit Amount. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other Transactions.
4.5    Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, if any, shall not, as of the date first mailed to the stockholders of the Company, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents.
4.6    Absence of Litigation. There is (a) no Action pending and (b) to the actual knowledge of the executive officers of Parent, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against Parent, any subsidiary of Parent, or any property or asset of Parent, or any subsidiary of Parent, that, individually or in the aggregate, is reasonably likely to prevent the consummation of any Transaction or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement or seeks to materially delay or prevent the consummation of the Merger and the other Transactions. Neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any settlement agreement or similar written agreement with any Governmental Authority, or any Order of any Governmental Authority, that is reasonably likely to prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement
4.7    Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the other Transactions, Merger Sub has not incurred any material obligations or liabilities, and has not engaged in any material business or activities or entered into any material Contracts or arrangements with any person or entity.
4.8    Vote Required. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the Transactions.
4.9    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub, and that the Company has not relied and shall not rely on any such representation or warranty, and Parent and Merger Subsidiary each hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information by Parent or

Merger Subsidiary or any of their Representatives with respect to any one or more of the foregoing.

5.	CONDUCT OF BUSINESS PENDING THE MERGER
5.1    Conduct of the Business Pending the Merger.
Parent acknowledges and agrees that Parent does not unilaterally seek to cause the Company to conduct its business in a manner other than the Company’s ordinary course of business or to change the operations or design of the Company, and that Parent seeks for the Company to operate its business in the ordinary course, not materially different from its current practices and consistent with the way and manner the Company has been designed and with the purposes outlined by the Company in the forecasts provided by the Company to Parent prior to the date of this Agreement. In the event that the Company desires to undertake initiatives or activities inconsistent with such operations of the Company or outside of the ordinary course of business, such initiatives and activities must first be discussed with Parent and mutually agreed upon by the Company and Parent pursuant to this Section 5.1 before being undertaken by the Company (such agreement not to be unreasonably, withheld, conditioned or delayed by either of the Company or Parent). For the avoidance of doubt, the purpose of the following in this Section 5.1 is to prevent the Company from engaging in activities and initiatives other than the Company’s ordinary course of business.
Between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except (x) as required by Law or (y) as may first be discussed with Parent and mutually agreed upon by the Company and Parent pursuant to this Section 5.1 before being undertaken by the Company (such agreement not to be unreasonably, withheld, conditioned or delayed by either of the Company or Parent), (i) the Company shall, and shall cause each Company Subsidiary to, conduct the businesses of the Company and the Company Subsidiaries only in the ordinary course of business and in compliance in all material respects with all applicable Laws, (ii) the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of those employees required to conduct the businesses as provided above and to preserve the current relationships of the Company and the Company Subsidiaries with their customers, suppliers, distributors, resellers, licensors, licensees and other persons with which the Company or any Company Subsidiary has business relations, and (iii) the Company shall, and shall cause each Company Subsidiary to, maintain the Company Leased Real Property in substantially the same condition as the same exist on the date of this Agreement (reasonable wear and tear excepted).
In addition, and not in limitation of the foregoing, except (x) as required by Law, or (y) for effecting the Company Charter Reverse Stock Split Amendment and amending the Company 2008 Stock Incentive Plan, each as provided in the Company’s definitive proxy statement for the Company’s 2016 annual meeting as at the date hereof, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without first discussing with and mutually agreeing with Parent, such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent:
(a)    except for the Company Charter Reverse Split Amendment, amend or otherwise change, or waive or fail to enforce any material provision of, its Articles of Incorporation or By‑laws or equivalent organizational documents;
(b)    transfer, lease, sell, pledge, license, dispose of or encumber any assets or properties of the Company or any Company Subsidiary that individually or in the aggregate are material to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business;
(c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another wholly-owned Company Subsidiary);
(d)    except for the Company Charter Reverse Split Amendment, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, or adopt a plan or agreement of complete or partial dissolution or liquidation, merger, consolidation, restructuring, recapitalization, or other reorganization;
(e)    acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person or any material amount (individually or collectively) of assets;
(f)    make, authorize or make any commitment with respect to any single capital expenditure or other expenditure in excess of the expenditures included in the capital budget approved by the Company Board;
(g)    establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, performance stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement with or for the benefit of any director, officer or employee or other service providers, except to the extent that any such benefits would be provided for or otherwise set forth in the Certain Closing Related Cost Spreadsheet or the Bonuses Spreadsheet and result in reduction of Aggregate Consideration pursuant to Section 2.11(b)(iv) or 2.11(b)(vi);
(h)    pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any pension benefit, except when the changes and amendments are supported by independent third party market studies as being general market practice in the Company’s industry and tied to a valid business purpose and economic motive;

(i)    enter into a new line of business that represents a category of revenue that is not discussed in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
(j)    change the Company’s methods of accounting, except as required by concurrent changes in GAAP;
(k)    make or change any election, change an annual accounting period, adopt or change any accounting period, adopt or change any accounting method;
(l)    settle, pay, discharge or satisfy any Claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Action, except where such settlement, payment, discharge or satisfaction does not relinquish or encumber any Intellectual Property;
(m)    enter into or amend any Contract:
(i)    under which the Company or any Company Subsidiary grants or agrees to grant to any Third Party any assignment, license, covenant, release or immunity with respect to any material Intellectual Property or Intellectual Property Rights (other than non-exclusive licenses to Software granted to customers in the ordinary course of business),
(i)    that will cause or require (or purport to cause or require) Parent or any of its affiliates to (A) grant to any Third Party any license, covenant not to sue, or immunity with respect to or under any of the Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (other than, with respect to the Surviving Corporation and its subsidiaries only, in the ordinary course of business); or
(ii)    pursuant to which any other party is granted, or that otherwise constrains or subjects Parent or any of its affiliates to, any non-competition, “most-favored nation”, exclusive marketing or other exclusive rights of any type or scope or that otherwise restricts Parent or any of its affiliates from engaging or competing in any line of business, in any location (other than, with respect to the Surviving Corporation and its subsidiaries only, in the ordinary course of business or as described in Section 5.1(m)(iii) of the Disclosure Schedule);
(n)    other than with respect to the Plans set forth on Section 3.10(a) of the Disclosure Schedule for which benefits are provided through insurance contracts (and in the case of such Plans solely as permitted by the terms of this Agreement, other than in the ordinary course of business and except, to the extent only as contemplated by Section 6.5, for the D&O Insurance policy and related side policies, terminate, cancel, amend or modify any insurance coverage policy maintained by Company or any Company Subsidiary that is not promptly replaced by a comparable amount of insurance coverage;

(o)    enter into or amend or otherwise modify any Contract or arrangement with persons that are affiliates or are executive officers or directors of the Company or any Company Subsidiary; or
(p)    announce an intention to enter into, or enter into any formal or informal Contract or otherwise make a commitment to do any of the foregoing.
5.2    Regulatory. The Company shall not take, or omit to take, any action, which action or omission, alone or together with any other act or omission or any other fact or circumstance, would cause or result in, or be reasonably likely to cause or result in, any of the Company Products becoming subject to any Food and Drug Regulations.
5.3    Maintenance of Nasdaq Listing. From the date of this Agreement through the Closing, the Company shall use its reasonable best efforts to (a) comply with the applicable criteria for continued listing of the Company Common Stock on the Nasdaq, including all applicable corporate governance rules and regulations, and (b) cause the Company Common Stock to remain listed for trading on Nasdaq. The Company shall notify Parent promptly upon receipt of any notice from Nasdaq regarding the listing or eligibility for listing and trading of the Company Common Stock, and shall consult in good faith with Parent on any responses to any such notices. For the avoidance of doubt, the Company is not permitted pursuant to this Section 5.3 to take any actions that would violate any other provisions of this Agreement, without the prior written consent of Parent.
5.4    Company Charter Amendment. The Company shall have the right to effect, one time only, a reverse stock split of the Company Common Stock by filing the Company Charter Reverse Split Amendment at any time after the date of this Agreement and prior to the earlier of February 28, 2017 and the date at least ten (10) business days prior to the Closing, provided, that any such reverse stock split is conducted in compliance with all applicable Law and that the Company shall (i) provide at least three (3) Business Days’ notice to Parent before filing the Company Charter Reverse Split Amendment with the Secretary of State of Nevada, and (ii) provide Parent an opportunity to review and comment on the form of the Company Charter Reverse Stock Split Amendment, including the ratio of the proposed reverse stock split, and (iii) reasonably consider Parent’s comments and input into the ratio of the reverse stock split.
5.5    Debt Issuances.
If the Company or any Company Subsidiary shall incur or otherwise become liable, directly or indirectly, for any Indebtedness (or assume, guarantee or endorse, or otherwise become responsible for, directly or indirectly, any Indebtedness of any other person), the Company shall ensure that: (i) all such incurrences and all such assumptions, guarantees, endorsements and other actions are made or arise in compliance with all applicable Law, and (ii) no Contract entered into with respect to any such actions, and no Indebtedness so incurred, shall contain and the Company shall not otherwise become subject to any terms, conditions or covenants that (x) are inconsistent with this Agreement or otherwise give rise to any rights or obligations of the Company or the purchasers, recipients or other holders of (or any other person with respect to) such Indebtedness (or the beneficiaries of such other actions) that are inconsistent with this

Agreement or the Transactions, or give rise to any consent or approval requirement by or in favor of any person in connection with this Agreement or any of the Transactions, (y) would cause the Company to incur any prepayment fee or penalty if the Indebtedness (or other obligations) were prepaid or repaid or otherwise released in conjunction with any of the Transactions, or (z) would, individually or in the aggregate, reasonably be expected to adversely affect the operations of the Company after the Closing in any material respect. Any costs or payments incurred in connection with any such incurrence of Indebtedness (or any other such actions) (other than principal amounts that result in a reduction of Aggregate Consideration pursuant to Section 2.11(b)(iii)) that are not paid by the Company prior to the Closing Date, or that are otherwise payable or potentially payable after the Closing Date (other than payments of such principal and interest) (“Unpaid Debt Issuance Costs”), shall be deducted from and shall reduce the Aggregate Consideration in accordance with Section 2.11(b)(vii).
5.6    Share Issuances.
If the Company or any Company Subsidiary shall determine to issue or sell, directly or indirectly, any shares of Company Common Stock or Company Preferred Stock or any other Company Securities, the Company shall ensure that:  (i) any and all such issuances or sales are conducted in the Company’s ordinary course of business in capital raising transactions, (ii) all such issuances or sales are made in compliance with all applicable Law, (iii)  if any sales are made other than in an underwritten public offering, all purchasers or other recipients of shares acknowledge the binding nature of this Agreement, (iv) no Contract entered into with respect to such issuances or sales, and no Company Security so issued or sold, contains terms or conditions that are inconsistent with this Agreement or otherwise gives rise to any rights or obligations of the Company or the purchasers, recipients or other holders of (or any other person with respect to) such shares or other Company Securities that are inconsistent with this Agreement or the Transactions, or gives rise to any consent or approval requirement by or in favor of any person in connection with this Agreement or any of the Transactions, and (v) all such shares or other Company Securities will be cancelled and converted or otherwise treated at the Effective Time as provided in Section 2, without any continuing rights and without any action of any holder or recipient or any other person.  Any costs or payments incurred in connection with any such issuance or sale (other than amounts payable as contemplated pursuant to Sections 2.6 and 2.8 for Company Securities included within the Fully Diluted Share Amount as determined for purposes of Section 2.11) that are not paid by the Company prior to the Closing Date, or that are otherwise payable or potentially payable after the Closing Date (“Unpaid Share Issuance Costs”), shall be deducted from and shall reduce the Aggregate Consideration in accordance with Section 2.11(b)(vii).

6.	ADDITIONAL AGREEMENTS
6.1    Stockholders’ Meeting.
(a)    Promptly after the execution of this Agreement, and in any event within twenty (20) business days after the date hereof, the Company, in consultation with Parent, shall prepare and file with the SEC preliminary proxy materials (including a preliminary Proxy Statement). Parent shall provide promptly to the Company such information concerning Parent and Merger Sub as may be reasonably requested by the Company for inclusion in the Proxy Statement. At the earliest practicable time (and in any event within five (5) business days) following the expiration of the ten (10)-day waiting period provided in Rule 14a‑6(a) promulgated under the Exchange Act or, if applicable, receipt and resolution of the SEC comments on the preliminary Proxy Statement, the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to its stockholders. Prior to filing any preliminary or definitive Proxy Statement or any other filing with the SEC or any other Governmental Authority in connection with the Transactions, the Company shall provide Parent and its counsel with reasonable opportunity to review and comment on each such filing in advance, and except to the extent such filing relates to a Change in Recommendation made in accordance with Section 6.3(e), the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent. The Company shall ensure that all documents that the Company files with the SEC or disseminates to the Company’s stockholders in connection with the Merger and the other Transactions, including the Proxy Statement, comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and all other applicable Laws.
(b)    The Company shall notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the preliminary Proxy Statement) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or any other filing with the SEC in connection with the Transactions or for additional/supplemental information. The Company shall, as promptly as practicable after the receipt of such comments from the SEC or its staff with respect to the Proxy Statement, or any other filing in connection with the Transactions, (i) supply Parent with copies of all written correspondence received in connection therewith, and (ii) provide Parent a reasonably detailed description of any oral comments received in connection therewith. The Company shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings related to (or necessary or appropriate to facilitate) the Transactions, and, unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(e), shall consider in good faith including in such response all comments reasonably proposed by Parent. The Company shall provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC or its staff with respect to the Proxy Statement. The Company shall respond promptly in good faith to any comments by the SEC and if, at any time prior to the Effective Time, any event or information relating to the Company, Parent, Merger Sub, or any of their affiliates, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(c)    Except to the extent that the Company Board shall have effected a Change in Recommendation, as permitted by and pursuant to Section 6.3(f) hereof, and subject to the terms set forth in this Agreement, the Company shall take all action necessary in accordance with applicable Law and the Company’s Articles of Incorporation and By-laws, to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable, and in any event within forty-five (45) days, after the mailing of the definitive Proxy Statement to the stockholders of the Company, for the purpose of considering and taking action on this Agreement and the Transactions, including approving the Merger (the “Stockholders’ Meeting”), and, unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(e), shall (A) include in the Proxy Statement the Company Board Recommendation, and (B)  use its reasonable best efforts to solicit and secure from the stockholders of the Company the Required Company Vote. The Company shall give Parent no less than ten (10) business days advance notice of the date which shall be set as the “record date” for the Company’s stockholders eligible to vote on this Agreement and the Transactions and shall not thereafter change the record date without Parent’s prior written consent unless otherwise required by Law. The Company shall consult with Parent regarding the date of the Stockholders’ Meeting and shall not without the consent of Parent postpone or adjourn (other than one time for a period of up to seven (7) business days for (i) the absence of a quorum or (ii) as reasonably determined by the Company, in good faith, to comply with the applicable Law) the Stockholders’ Meeting without the prior written consent of Parent which consent shall not be unreasonably withheld. The foregoing sentence notwithstanding, if on a date for which the Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Required Company Vote, whether or not a quorum is present, the Company may make one or more postponements or adjournments of the Stockholders’ Meeting of no more than ten (10) business days each; provided that the Stockholders’ Meeting is not postponed or adjourned to a date that is later than the date that is twenty (20) days after the date for which the Stockholders’ Meeting was originally scheduled. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all parties solicited in connection with the Stockholders’ Meeting are solicited, in compliance in all material respects with all applicable Law. The adoption of this Agreement and approval of the Transactions (including adjournment of the Stockholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement) shall be the only matter which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders’ Meeting unless otherwise approved in writing by Parent, such approval not to be unreasonably withheld.
6.2    Access to Information; Confidentiality.
(a)    From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiaries and the Representatives, auditors and agents of the Company and the Company Subsidiaries to, afford the Representatives of Parent and Merger Sub reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Company Subsidiary, including all of the Company’s and the Company

Subsidiaries’ Intellectual Property, and shall furnish Parent and Merger Sub with such financial, operating and other data and information (including the work papers of the Company’s accountants, subject to the prior consent of such accountants, which consent the Company shall use its commercially reasonable efforts to obtain as soon as practicable, and which consent the Company already has been obtained with respect to Parent’s accountants engaged by Parent with respect to this Agreement)) as Parent or Merger Sub may reasonably request, as long as these actions are in compliance with all applicable data privacy/protection Laws; provided, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access by Parent or its Representatives to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any Company Subsidiary is a party or otherwise bound would violate or cause a default under, or give a Third Party the right to terminate or accelerate the rights under, such Contract, provided, further, that with respect to each of the foregoing clauses (i), (ii) and (iii), the Company shall provide Parent access to the maximum extent possible and shall inform promptly inform Parent that the Company will prohibit or restrict access (including, in the case of clause (iii), identifying the contract to which access is being restricted or prohibited and the applicable counterparties) and shall use its commercially reasonable efforts to provide Parent with all such access, including by using its reasonable best efforts to obtain applicable consents.
(b)    Without limiting the generality of the foregoing subsection (a), the Company shall deliver to Parent (1) as soon as available but no later than fifteen (15) days after the last day of each calendar month, an unaudited consolidated balance sheet, income statement and statement of cash flows covering the Company’s consolidated operations for such month and (2) as soon as available but no later than thirty (30) days after the last day of each calendar quarter, an unaudited consolidated balance sheet, income statement and statement of cash flows covering the Company’s consolidated operations for such quarter, in the case of each of clauses (1) and (2) prepared in accordance with GAAP (except that such balance sheet, income statement and statement of cash flows need not contain footnotes).
(c)    All information obtained by Parent or Merger Sub pursuant to this Section 6.2 shall be held confidential in accordance with the confidentiality agreement, dated February 24, 2016, as amended (the “Confidentiality Agreement”), between TBUSA and the Company.
(d)    The Company shall consult with Parent in good faith on a regular basis and additionally as requested by Parent to report material (individually or in the aggregate) operational developments, material changes in the status of relationships with material customers and potential customers, material changes in the status of ongoing operations and other material matters reasonably requested by Parent.

(e)    No investigation or consultation pursuant to this Section 6.2 or otherwise shall affect any representation warranty, covenant or other agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
6.3    No Solicitation of Transactions.
(a)    Except as set forth in this Section 6.3, until the termination of this Agreement in accordance with the terms hereof, the Company shall not, and shall cause the Company Subsidiaries and its and the Company Subsidiaries’ respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate, or cooperate in any way with any Third Party in connection with, any Acquisition Proposal or the making thereof, (ii) conduct or engage in any discussions or negotiations with, or disclose any non-public information relating to the Company or any of the Company Subsidiaries to, any Third Party that is seeking to make, or has made, any Acquisition Proposal, or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or confidentiality or similar obligation of any person other than Parent or its affiliates; provided, that if the Company Board determines in good faith that the failure to take such action would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, the Company may waive any standstill or similar provisions in its agreements to the extent necessary to permit a person to make, on a confidential basis to the Company Board, an Acquisition Proposal.
(b)    Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary shall be a breach of this Section 6.3 by the Company. The Company immediately shall, and shall cause the Company Subsidiaries and shall instruct each of their respective Representatives immediately to, cease and cause to be terminated any and all discussions or negotiations with any person that may be ongoing with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal and request the prompt return or destruction of all confidential information provided to any such party prior to the date of this Agreement and use commercially reasonable efforts to ensure compliance with such request.
(c)    Notwithstanding anything to the contrary herein, prior to obtaining the Required Company Vote, in response to a bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to result in, a Superior Proposal, and which Acquisition Proposal did not result from or arise in connection with a breach of this Section 6.3 and was made after the date hereof, and provided that the Company has not breached this Section 6.3 in any material respect and that the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to take any of the following actions would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, the Company may, subject to compliance with this Section 6.3, (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement (which shall permit the Company to comply with the terms of Section 6.3) containing confidentiality and standstill provisions not less restrictive to such person than the provisions of the Confidentiality Agreement are to Parent; provided that all such information has previously been made available to Parent or is made available to Parent prior to, or concurrent with, the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, provided, that the Company shall not take any of the actions referred to in the foregoing clauses (x) and (y) unless the Company shall have notified Parent in writing, at least three (3) business days prior to taking such action, that it intends to take such action and the basis hereunder therefor.
(d)    For purposes of this Agreement:
(i)    “Superior Proposal” means any bona fide written Acquisition Proposal for at least a majority of the outstanding Company Shares (on an as-converted-to-common basis) or all or substantially all of the assets of the Company and its Subsidiaries that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be (1) more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)), and (2) reasonably capable of being completed by the party making such Acquisition Proposal (taking into account, among other things, the expectation of obtaining required regulatory approvals without undue cost or delay).
(ii)    “Intervening Event” means any event, occurrence or development (i) that is material to the Company and its Subsidiaries, taken as a whole, and which is, or the material implications of which are, unknown to, or were not reasonably foreseeable by, the Company Board as of the date of this Agreement and (ii) does not relate to any Acquisition Proposal or any of the events, occurrences or developments described in clauses (i) through (v), (viii) and (ix) of the definition of Material Adverse Effect.
(e)    Except as set forth in this Section 6.3, until the termination of this Agreement in accordance with the terms hereof, neither the Company Board nor any committee thereof shall: (i) (A) fail to make, or withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify, in any manner adverse to Parent or Merger Sub the Company Board Recommendation, (B) take any action or make any public statement inconsistent with the Company Board Recommendation, (C) fail to make a statement in opposition and recommend rejection to the Company’s stockholders of a tender or exchange offer of the Company’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer shall have been announced or commenced by such Third Party, (D)  approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of the foregoing in clauses (A)-(D), a “Change in Recommendation”), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.3(a)) (any of the foregoing, an “Acquisition Agreement”).
(f)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Vote, the Company Board may make a Change in Recommendation in response to (A) a Superior Proposal that was unsolicited and made after the date of this Agreement and did not result from or arise in connection with a breach of this Section 6.3 or (B) an Intervening Event, in the case of each of clause (A) and (B), if, and only if, the Company Board prior to taking such action concludes in good faith, after consultation with its outside legal advisors, that the failure to take such action would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law and complies with the other provisions of this Section 6.3.
(g)    The Company Board shall not be entitled to exercise its right to make a Change in Recommendation pursuant to Section 6.3(f) or to terminate this Agreement pursuant to Section 8.1(h) unless the Company or the Company Board, as the case may be, has complied with all of the following:
(i)    the Company has given Parent five (5) business days’ prior written notice of its intention to take such action, which notice shall (A) if relating to a Superior Proposal, specify the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and shall contemporaneously provide Parent with the most current version of any proposed agreement, including all contemplated transaction documents (including any agreements relating to debt or other financing and any agreements with any stockholders, directors or employees), or (B) if relating to an Intervening Event, describe such Intervening Event and the reasons for the proposed Change in Recommendation;
(ii)    during such five (5) business day period, if requested by Parent, the Company shall have engaged, and shall have made its Representatives available to engage, in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Change in Recommendation; and
(iii)     following such five (5) business day period, the Company Board (A) shall have considered in good faith any changes to this Agreement suggested by Parent and shall have determined that the failure to effect a Change in Recommendation would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, and (B) if the Change in Recommendation relates to a Superior Proposal, shall not have determined (after consultation with its outside legal and financial advisors) that the Superior Proposal would no longer constitute a Superior Proposal if such changes proposed by Parent were to be given effect (it being understood that the Company shall not take any action described in Section 6.3(e) during such five (5) business-day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three (3) business-day period that satisfies this Section 6.3(g)(iii).

(h)    The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry in connection with or which reasonably could be expected to lead to any Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal and any related correspondence to or from the person making such Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms and conditions of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry) and deliver to Parent such summary and any related correspondence to or from the person making such Acquisition Proposal. The Company shall keep Parent reasonably informed on a reasonably current basis of the status and material terms of any such Acquisition Proposal (including any change or proposed change to the terms thereof) and shall provide Parent copies of all correspondence from the person making such Acquisition Proposal and from the Company or its Representatives in respect of such Acquisition Proposal promptly after receipt or transmission by the Company or any of its Representatives. The Company shall provide Parent with forty eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any Acquisition Proposal or any such inquiry to consider providing information to any person or group in connection with an Acquisition Proposal or any such inquiry.
(i)    Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e‑2(a) under the Exchange Act or making a statement required under Rule 14d‑9 under the Exchange Act; provided that the Company shall only make any disclosure that constitutes a Change in Recommendation in accordance with Section 6.3(f).
(j)    Unless such actions are taken in connection with a termination of this Agreement in accordance with Section 8.1(h), the Company shall not take any action to approve any transaction under, or any Third Party becoming an “interested stockholder” as such term is defined under as such term is defined in NRS 78.423.
6.4    Employee Benefits Matters.
(a)    If so directed by Parent, the Company Board, at least five (5) business days prior to the Effective Time, will adopt resolutions terminating any and all Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the Effective Time. The Company shall make available to Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries, as applicable. The Company also shall take such other actions in furtherance of terminating any such 401(k) plans as may be necessary. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) required pursuant to such 401(k) Plan for the period prior to termination.
(b)    Nothing in this Agreement shall (x) create any Third Party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any persons in respect of any benefits that may be provided, directly or indirectly, under any Plan of the Company prior to the Effective Time, or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Plan of the Company prior to the Effective Time).
(c)    The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 6.4, and any other matters relating to the entry into of this Agreement or the effects of the Merger.
6.5    Directors’ and Officers’ Indemnification and Insurance.
(a)    For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to (i) indemnify and hold harmless, to the extent that the Surviving Corporation is permitted to indemnify under applicable law, each person who is now or was prior to the date hereof an officer or director of the Company or the Company Subsidiaries and each person who is now or was prior to the date hereof serving as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA) (each, an “Indemnified Person”) against any and all losses, claims, damages, liabilities, fees, expenses, judgments, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation, relating to, or arising out of, acts or omissions occurring, or alleged to have occurred, at or prior to the Effective Time, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company or the Company Subsidiaries, or a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries any costs or expenses and (ii) advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Indemnified Person in connection with matters for which such Indemnified Person may be eligible to be indemnified pursuant to Section 6.5(a)(i) within thirty (30) days after receipt by Parent or the Surviving Corporation of a written request for such advance (provided, that any advancement of expenses shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 6.5(a)). In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action.
(b)    From and after the Effective Time, the Surviving Corporation shall (i) fulfill and honor, in all respects, the obligations of the Company pursuant to any indemnification agreements of the Company or the Company Subsidiaries set forth in Section 6.5(b) of the Disclosure Schedule (the “Indemnification Agreements”) and any indemnification, exculpation or advancement of expenses provisions under the certificates of incorporations or bylaws (or comparable organizational documents) as in effect immediately prior to the date hereof, and (ii) neither the Indemnification Agreements nor, in any manner disadvantageous to any Indemnified Person, the indemnification, exculpation or advancement of expenses provisions under the articles of incorporations or bylaws shall be amended for a period of six (6) years from the Effective Time; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law.
(c)    For six (6) years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered, as of the date of this Agreement, by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, that, in satisfying its obligation under this Section 6.5(c), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of three hundred percent (300%) of the amount per annum the Company paid in its last full fiscal year, which such premium the Company hereby represents is as disclosed in Section 6.5(c) of the Disclosure Schedule. Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and if directed by Parent at least twenty (20) business days prior to the Effective Time the Company shall, purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and amount as aforesaid, and that by its terms shall provide coverage until the sixth (6th) annual anniversary of the Effective Time, and upon the purchase of such insurance (including any such insurance as described in the following proviso) Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.5(c) shall be deemed satisfied; provided, that the premium paid for such tail policy, whether paid by Parent or the Surviving Corporation or the Company, shall not exceed a one-time premium of three hundred percent (300% ) of the amount per annum the Company paid in its last full fiscal year, and if the coverage thereunder costs more than three hundred percent (300%) of such per annum amount, Parent or the Surviving Corporation or the Company, as the case may be, shall purchase the maximum amount of coverage that can be obtained for three hundred percent (300%) of such per annum amount.
(d)    In the event of any Action for which indemnification may be sought pursuant to this Section 6.5, Parent shall have the right, subject to the applicable indemnification agreement for such Indemnified Party, to control, the defense thereof, and any counsel retained by the Indemnified Parties must be reasonably satisfactory to Parent. Each Indemnified Party shall cooperate with Parent and the Surviving Corporation in the defense of any such Action, shall furnish or cause to be furnished records, documents, information and testimony and shall attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by Parent in connection therewith.
(e)    The rights of each Indemnified Person under this Section 6.5 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
6.6    Takeover Laws and Rights. If any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation (“Takeover Law”) is or may become applicable to this Agreement, the Company Shares, the Merger or any of the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on this Agreement, the Company Shares, the Merger and such other Transactions.
6.7    Notification of Certain Matters.
(a)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other Transactions, (b) the Company or Parent, as the case may be, becoming aware that any representation or warranty made by it in this Agreement is untrue or inaccurate in any material respect or of the occurrence, or non‑occurrence, of any event, the occurrence, or non‑occurrence, of which reasonably could be expected to cause any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or cause any covenant, condition or agreement of the Company or Parent, as the case may be, under this Agreement not to be complied with or satisfied, and (c) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; and the Company shall give prompt notice to Parent of any written notice or other communication received by the Company or any Company Subsidiary from any person alleging that the consent of such person is or may be required in connection with any of the Transactions or from any Governmental Authority in connection with the Merger or the other Transactions; provided, that the delivery of any notice pursuant to this Section 6.7 shall not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice. Notwithstanding anything to the contrary set forth in this Agreement, the failure to give any notice required by this Section 6.7(a) shall not be treated as a breach of covenant for the purposes of Section 7.2(b).
(b)    Parent shall give prompt notice to the Company of (i) Parent becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement is or would be untrue or inaccurate in any material respect, or (ii) any failure of Parent or Merger Sub to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder. The failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 7.3(b).
6.8    Litigation. Each party hereto shall promptly notify the other parties of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of, or seek damages in connection with, this Agreement or any Transaction. The Company shall promptly notify Parent of any Action that may be threatened or asserted in writing, brought or commenced against the Company or any Company Subsidiary, that would have been required to be listed in Section 3.9 of the Disclosure Schedule or otherwise, if such Action had arisen prior to the date hereof. Parent shall promptly notify the Company of any Action that may be threatened or asserted in writing, brought or commenced against Parent or Merger Sub that would have been within the scope of Section 4.6, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in the defense or settlement of any stockholder Action or Claims against the Company or any of its directors relating to the Merger, and shall consult with and give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such Actions or Claims and shall in good faith consider all comments by Parent in connection with such matters. The Company shall not settle or make an offer to settle any Action against the Company or any director by any stockholder relating to this Agreement or the Merger without the prior written consent of Parent.
6.9    Consents and Approvals.
(a)    The parties hereto shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use commercially reasonable efforts to promptly prepare and file all necessary documentation and effect all applications, notices, petitions and filings to or with, and obtain all permits, consents, approvals and authorizations of, all Third Parties and Governmental Authorities that are necessary or advisable to consummate the Transactions. The Company shall also use commercially reasonable efforts to obtain all consents required to be listed in Section 3.5(a) of the Disclosure Schedule. The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Transactions. Parent and the Company, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, shall use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Parent or Merger Sub, nor the Company, shall be obligated to litigate against any Governmental Authority, and neither Parent nor Merger Sub shall be obligated to, and except with the prior written consent of Parent neither the Company nor any Company Subsidiary shall, agree to divest or hold separate or enter into any other licensing or mitigating or similar arrangement with respect to any of its or the Surviving Corporation’s or any of their respective affiliates’ businesses, assets or properties.
(b)    Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required, or claiming that its consent or approval is required, for consummation of any of the Transactions relating to any such consent or approval.
6.10    Rule 16b‑3. Prior to the Effective Time, the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.8 and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b‑3 promulgated under the Exchange Act.
6.11    Delisting. The Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions necessary to (i) delist the Company Common Stock from the Nasdaq and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided, that such delisting or termination shall not be effective until after the Effective Time.
6.12    Further Assurances. Each of the parties to this Agreement shall use commercially reasonable efforts to effect the Transactions. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.
6.13    Public Announcements. No press release or public announcement, statement or disclosure concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the restrictions set forth in this Section 6.13 shall not apply to any press release or public announcement, statement or disclosure made by the Company following, and related to, or by Parent following, a Change in Recommendation in accordance with Section 6.3(e). The press release announcing the execution and delivery of this Agreement shall be a joint release of Parent or an affiliate of Parent and the Company.
6.14    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by the applicable stockholder of the Company when due.
6.15    Director Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Company Subsidiary designated by Parent to the Company in writing at least three (3) Business Days prior to the Closing.

6.16    Personally Identifiable Information. Before the Effective Time, none of the parties shall use any disclosed personally identifiable information for any purposes other than those related to the performance of this Agreement and the completion of the Transactions.

7.	CONDITIONS TO THE MERGER
7.1    Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a)    Required Company Vote. The Required Company Vote shall have been obtained in accordance with the Nevada Revised Statutes, the rules and regulations of Nasdaq and the Articles of Incorporation and By-laws of the Company.
(b)    No Order; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect; nor shall there be any Law enacted, entered, enforced by any Governmental Authority that prevents or prohibits the consummation of the Merger or any of the other Transactions.
(c)    Governmental Approvals. Parent, Merger Sub and the Company shall have timely obtained from or made with each Governmental Authority all approvals, waivers and consents, and all declarations and filings, if any, necessary for consummation of, or in connection with, the Transactions and that, if not obtained or made, would have a material adverse effect on the Surviving Corporation or on Parent, including on Parent’s right to own and manage the Surviving Corporation.
7.2    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.3, Section 3.4, Section 3.20, and Section 3.21) shall be true and correct (without giving effect to any qualification as to “materiality” or Material Adverse Effect set forth therein) as of the date of this Agreement, and at and as of the Closing Date as though made on or as of such date, except, in each case, (X) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such date or with respect to such period, or (Y) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect, and (ii)  Section 3.3, Section 3.4, Section 3.20, and Section 3.21 shall be true and correct in all material respects (without giving effect to any qualification as to “materiality” or Material Adverse Effect set forth therein) as of the date of this Agreement, and at and as of the Closing Date as though made on or as of such date.

(b)    Covenants. The Company shall have complied with or performed, in all material respects, all covenants, obligations and agreements of the Company under this Agreement to be complied with or performed by it on or prior to the Closing Date.
(c)    Certificate. The Company shall have furnished Parent with a certificate signed on its behalf by the chief executive officer and chief financial officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b), (e), (g) are satisfied.
(d)    Litigation. There shall not be threatened in writing any Action by any Governmental Authority or otherwise have been or be instituted or be pending any Action:
(i)    challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the consummation of the Merger, or seeking to obtain material damages in connection with the Merger; or
(ii)    seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of, license or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries, in any such case (individually or in the aggregate with all other such cases) in a manner that Parent believes has or could reasonably be expected to have a materially detrimental effect on the Company or Parent or on the benefits expected to be derived by Parent from the Transactions.
(e)    Other Litigation. There shall not be threatened in writing any Action by or otherwise have been or be instituted or be pending any Action related to any share issuances of Company Securities by the Company since the date of this Agreement.
(f)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Material Adverse Effect.
(g)    Company 2016 Audit. The Company shall have provided to Parent the Company 2016 Audit as contemplated by Section 2.11.
(h)    Closing Spreadsheets. The Company shall have provided to Parent (i) the Closing Capitalization Spreadsheet, (ii) the Certain Closing Related Costs Spreadsheet, (iii) the Transaction Fees Spreadsheet, and (iv) the Bonuses Spreadsheet each updated as of the Closing Date and accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company as contemplated by Sections 2.12, 2.13, 2.14, and 2.15.
(i)    Revenue Multiple Amount. The Revenue Multiple Amount shall not exceed fifty million dollars ($50,000,000).

(j)    Nasdaq Listing. The Company Common Stock shall not have been delisted or suspended from trading on Nasdaq at any time after the date of this Agreement.
(k)    Compensation and Plan Deliverables.
(i)    If so directed by Parent pursuant to Section 6.4 of the Agreement, evidence that the Company has taken such action as is necessary to terminate all Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code pursuant to resolutions duly adopted by the board of directors of the Company;
(ii)    Evidence that the Company Equity Compensation Plans have been terminated; and
(iii)    Evidence that all Company Stock Options and Company RSUs have been canceled or terminated pursuant to Section 2.8.
(l)    FIRPTA Certificate. The Company shall have delivered to Parent (i) a certification for the Company, dated not more than thirty (30) days prior to the Closing Date and signed by an authorized officer of the Company, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within five (5) years preceding the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (ii) proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the IRS in a manner that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).
(m)    Additional Share Issuances. Since the date of this Agreement, the Company shall not have issued any Company Securities other than shares of Company Common Stock that at the Effective Time will be converted pursuant to Section 2.6 and Company RSUs and Company Stock Options, that will be cancelled at the Effective Time pursuant to Section 2.8.
(n)    Other Closing Deliverables. The Company shall have delivered to Parent the waiver signed by Ivan Trifunovich in substantially the form set forth on Schedule 7.2(n).
7.3    Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein) at and as of the Closing Date as though made on or as of such date, except (i) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such date or with respect to such period, or (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing any of their obligations under this Agreement.

(b)    Covenants. Parent and Merger Sub shall have complied with or performed, in all material respects, all covenants, obligations and agreements of Parent and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Closing Date.
(c)    Certificate. The Company shall have furnished Parent with a certificate signed on its behalf by the chief executive officer or chief financial officer of the Company to the effect that the conditions set forth in Sections 7.3(a) and (b) are satisfied.
8.    TERMINATION
8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to (i) the Effective Time, for Sections 8.1(a) through 8.1(g), notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, and (ii) obtaining the Required Company Vote, for Section 8.1(h):
(a)    By mutual written consent of Parent and the Company; or
(b)    By either Parent or the Company, if:
(i)    the Merger shall not have been consummated by April 30, 2017; (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or
(ii)    any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other Law that (x) makes consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and the Company from consummating the Merger and, in respect of an order, injunction, judgment, judicial decision, decree or ruling under clause (x) or (y) above, that shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such enactment, issuance or enforcement by the Governmental Authority; or
(c)    By either Parent or the Company, if the Required Company Vote shall not have been obtained at the Stockholders’ Meeting (giving effect to any adjournment or postponement thereof); or
(d)    By Parent, if there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 7.2(a) and (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(e)    By the Company, if there is an inaccuracy in the representations of Parent and Merger Sub herein, or a breach by Parent and Merger Sub of their covenants herein, in either case such that the conditions set forth in Sections 7.3(a) and (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or
(f)    By Parent, if following the execution and delivery of this Agreement, there shall have occurred a Material Adverse Effect; or
(g)    By Parent, if any of the following shall have occurred: (i) the Company Board or any committee thereof shall have made a Change in Recommendation, or (ii) the Company shall have materially breached any of the covenants set forth in Section 6.1 or Section 6.3; or
(h)    By the Company, prior to receipt by the Company of the Required Company Vote, in connection with a Change of Recommendation made by the Company Board in order to accept or enter into a transaction related to a Superior Proposal; provided, that the Company (i) shall have complied with Section 6.3 and (ii) shall concurrently with such termination both enter into a definitive Acquisition Agreement providing for such Superior Proposal and pay to Parent the Termination Fee payable under Section 8.3(a)(iii).
8.2    Effect of Termination.
(a)    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Representatives and affiliates; provided, that, (a) the provisions of Section 6.2(c) (Confidentiality), Section 6.13 (Public Announcements), Section 8.3 (Fees), Article 10 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) such termination shall not relieve any party hereto from liability for any fraud or any material and intentional breach of its representations or warranties or covenants hereunder, regardless of whether breaching was the object of such act or failure to act. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.
8.3    Fees.
(a)    In the event that this Agreement is terminated:
(i)    by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(c), or by Parent pursuant to Section 8.1(d) or 8.1(g)(ii) (in the case of Section 8.1(g)(ii), other than for and intentional and material breach of Section 6.1 or 6.3) and (1) prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the board of directors or senior management of the Company or its stockholders, and (2) within six (6) months after such termination, (x) the Company recommends, approves or publicly announces its intent to recommend or approve an Acquisition Proposal or enters into an Acquisition Agreement with respect to an Acquisition Proposal, or (y) an Acquisition Proposal is consummated (provided, that, for purposes of this clause (2), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”);
(ii)    by Parent pursuant to Section 8.1(g)(i) or, due to an intentional and material breach of Section 6.1, 6.3, or 8.1(g)(ii); or
(iii)    by the Company pursuant to Section 8.1(h);
then, in any such event, the Company shall pay Parent and a fee of two million dollars $2,000,000 (the “Termination Fee”), which amount shall be payable by wire transfer of immediately available funds. The Fee shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than two (2) business days) following the earliest to occur of any of the events described in sub-clause (2) of clause (i) above, (y) in the circumstances described in clause (ii) above, promptly (but in no event later than two (2) business days) following termination, and (z) in the circumstances described in clause (iii) above, prior to or concurrently with such termination.
(b)    Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.
(c)    The Company acknowledges and agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay the Termination Fee when due, the term “Termination Fee” shall be deemed to include the costs and expenses incurred or accrued by Parent and Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.
9.    GUARANTEE
9.1    Payment Guarantee by TBUSA. TBUSA hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely a surety, to the Company the due and punctual payment by Parent of, (i) in accordance with the terms hereof, of Parent’s payment obligations under this Agreement, including Parent’s obligations to pay the Aggregate Consideration, and to pay all fees and expenses of Parent in connection therewith, and (ii) in accordance with the terms of the Deposit Agreement, the Deposit Amount.
9.2    Representation. TBUSA represents and warrants to the Company that (i) it currently has or has access to, and at or prior to the Effective Time it or Parent will have, the funds necessary to satisfy all of Parent’s payment obligations under this Agreement, including to pay the Aggregate Consideration, and to pay all fees and expenses of Parent in connection therewith, and (ii) it currently has and at the date the Company receives the Required Company Vote, will have, the funds necessary to deliver to Parent the Deposit Amount required to be delivered promptly after the Company’s receipt of the Required Company Vote.
10.    GENERAL PROVISIONS

10.1    No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time.
10.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):
if to Parent, Merger Sub or TBUSA:
Takara Bio USA, Inc.
1290 Terra Bella Avenue
Mountain View, CA 94043
Attention: Lorna Neilson, Ph.D.
     Director, Corporate Development

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Facsimile No: (415) 268-7522
Attention: Michael O’Bryan, Esq.

if to the Company:
WaferGen Bio-systems, Inc.
34700 Campus Drive
Fremont, CA 94555
Attention: Ivan Trifunovich, Ph.D.
Executive Chairman

with a copy (which shall not constitute notice) to:
K&L Gates
214 North Tryon Street, 47th Floor
Charlotte, NC 28202
Attn.:    Mark R. Busch
James Herriott
E-Mail: Mark.Busch@klgates.com
James.Herriott@klgates.com

10.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
10.4    Entire Agreement; Assignment. This Agreement, the Deposit Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent.
10.5    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, other than, after the Effective Time, Section 6.5 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
10.6    Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity.
10.7    Governing Law.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory principles of law require the application of the Nevada Revised Statutes.
(b)    Each party hereto hereby agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement or any of the Transactions, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), brought by or against such party or any other party hereto or any of their respective successors or assigns, shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and the appropriate appellate courts therefrom (the “Chancery Court”), and in no other court; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over a Covered Claim, such claim shall be heard and determined exclusively in another state or federal court sitting in the state of Delaware and the appropriate appellate courts therefrom (an “Other Delaware Court”). Each party hereto expressly agrees and acknowledges that the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim. Each party hereto further represents that it has agreed to the jurisdiction of the Chancery Court (or an Other Delaware Court), in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party hereto or its Representatives as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.
(c)    Each party hereto hereby irrevocably submits, for itself and in respect to its properties, generally and unconditionally, to the exclusive personal jurisdiction of the Chancery Court and Other Delaware Courts in respect of Covered Claims. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.
(d)    Each party hereto hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court), as a defense, counterclaim or otherwise, in any action involving a Covered Claim, (a) the defense of sovereign immunity, the defense that any Covered Claim or remedy with respect thereto is within the exclusive jurisdiction of a court outside the state of Delaware, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.7(d), (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the suit, action or proceeding is not maintainable in such court, (iii) the venue of such suit, action or proceeding is improper or inappropriate and (iv) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto further hereby irrevocably waives, and agrees not to attempt to assert, by way of motion or other request in any other court of other forum, that a judgment entered by the Chancery Court or any Other Delaware Court, including a judgment for specific performance, is not enforceable in such other court or forum. The parties hereto agree that a final judgment in respect of any Covered Claim of the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.
(e)    If the Company obtains a final judgment for money damages for breach of this Agreement by Parent or Merger Sub, or Parent or Merger Sub otherwise elect with respect to any other damages payable by Parent or Merger Sub to the Company in connection with any breach of this Agreement by Parent or Merger Sub, then Parent or Merger Sub, as the case may be (and whether on one or more occasions), shall be entitled, by notice to the Company, to offset against any such judgment or other damages all or any of the amount of the Deposit Amount delivered at any time to or at the direction of the Company pursuant the Deposit Agreement that the Company has not theretofore actually returned to Parent pursuant to the Deposit Agreement.
10.8    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.
10.9    General Interpretation.
(a)    The descriptive headings contained in this Agreement are included for convenience of reference only, and shall not affect in any way the meaning or interpretation of this Agreement.
(b)    Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
(d)    Unless otherwise indicated, “ordinary course of business” shall mean the ordinary course of business, conducted consistent with past practice, including with regard to nature, amount, frequency, character and relative and absolute magnitude.
(e)    When reference is made herein to a person, such reference shall be deemed to include all direct and indirect subsidiaries of such person, unless otherwise indicated or the context otherwise requires.
(f)    The parties hereto agree that they each have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(g)    The phrase “made available to Parent” when used herein, shall mean that true, correct and complete copies of the subject document were uploaded to the Data Room prior to the date of this Agreement.
10.10    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would require approval of the Company’s stockholders without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.
10.11    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
10.12    Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

TAKARA BIO USA HOLDINGS, INC.

By     /s/ Koichi Nakao
    Name: Koichi Nakao
    Title: President

WALRUS ACQUISITION CORPORATION

By     /s/ Carol Lou
    Name: Carol Lou
    Title: President

WAFERGEN BIO-SYSTEMS, INC.

By     /s/ Rolland Carlson
    Name: Rolland Carlson
    Title: President and CEO

TAKARA BIO USA, INC., solely for purposes of Section 9.1

By     /s/ Carol Lou
    Name: Carol Lou
    Title: President

[Signature Page to Agreement and Plan of Merger]

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